Filed Pursuant to Rule 424(b) (3)

Registration No. 333-128662

CNL INCOME PROPERTIES, INC.

STICKER SUPPLEMENT DATED JANUARY 31, 2008

TO PROSPECTUS DATED APRIL 20, 2007

This Sticker Supplement is part of, and should be read in conjunction with, our prospectus dated April 20, 2007 and our Prospectus Supplement No. Three dated January 15, 2008. This Sticker Supplement replaces all prior Sticker Supplements to the prospectus. Capitalized terms used in this Sticker Supplement have the same meaning as in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and “CNL Income Properties” include CNL Income Properties, Inc. and its subsidiaries.

Information as to the number and types of properties we have acquired and properties we have entered into commitments to acquire is presented as of January 31, 2008, and all references to property acquisitions and commitments should be read in that context. Properties we acquire and properties we enter into commitments to acquire after January 31, 2008 will be reported in a subsequent Supplement.

At January 31, 2008, we had a portfolio of 100 lifestyle properties within eight asset classes: Marinas, Ski and Mountain Lifestyle, Destination Retail, Golf Courses, Merchandise Marts, Attractions, Dealerships and Lifestyle Residential. Ten of these properties are owned through unconsolidated ventures. We have also made nine outstanding loans and have committed to acquire four additional properties. All of the properties in which we own an interest are leased on a long-term basis to either affiliated or third-party tenants and are managed by third-party operators that we consider to be significant industry leaders.

BUSINESS

The following information supplements “Borrowing,” that begins on page 106 of the prospectus:

BORROWING

On January 25, 2008, we borrowed an aggregate amount of $140.0 million from The Prudential Insurance Company of America through loans on the 22 golf properties we acquired from American Golf Corporation on November 30, 2007. Each loan bears interest annually at a fixed rate of 6.09% for a term of five years. Monthly payments of principal and interest on the loans are based on a 25-year amortization period. All of these loans are cross-defaulted and cross-collateralized. Prepayment is permitted upon payment of a fee. We intend to use the proceeds of these loans to fund additional acquisitions. Each loan is collateralized by a mortgage or deed of trust on one of the following golf properties for the amount indicated (in millions):

Ancala Country Club	$7.6
Arrowhead Country Club	$9.4
Arrowhead Golf Club	$10.4
Continental Golf Course	$4.0
Deer Creek Golf Club	$4.9
Desert Lakes Golf Course	$1.3
Eagle Brook Country Club	$9.2
Foothills Golf Club	$5.7
Hunt Valley Golf Club	$14.0
Kokopelli Golf Club	$5.8
Legend at Arrowhead Golf Resort	$6.3
London Bridge Golf Course	$7.0
Majestic Oaks Golf Club	$7.2
Meadowbrook Golf & Country Club	$6.8
Mission Hills Country Club	$1.8
Painted Desert Golf Club	$5.4
Ruffled Feathers Golf Club	$8.3
Stonecreek Golf Club	$8.8
Superstition Springs Golf Club	$6.4
Tallgrass Country Club	$2.8
Tamarack Golf Club	$4.5
Tatum Ranch Golf Club	$2.4

DISTRIBUTION POLICY

The following information replaces the information in the first paragraph under “Distribution Policy” on page 30 of Supplement No. Three dated January 15, 2008 to the prospectus:

Our board of directors previously declared a distribution of $0.05 per share to stockholders of record on October 1, 2007, November 1, 2007 and December 1, 2007, which distributions were paid by December 31, 2007. Approximately 63.3% of the distributions for the nine months ended September 30, 2007 represent a return of capital in accordance with generally accepted accounting principles (“GAAP”). Cash distributions treated as a return of capital on a GAAP basis, for purposes of this disclosure, represent the amount of cash distributions in excess of net earnings on a GAAP basis, including deductions for depreciation expense. On January 1, 2008, our board of directors declared an increased distribution of $0.05125 per share to stockholders of record on January 1, 2008, which distribution will be paid by March 31, 2008. On an annualized basis, this increase in distribution would represent a 6.15% return based on the current $10.00 per share offering price of our common stock. Historically, the board of directors has declared distributions based on various factors, including cash flows from operations, rather than net earnings on a GAAP basis. No assurance can be made that distributions will be sustained at current levels.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2008

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave.
Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 25, 2008, we borrowed an aggregate amount of $140.0 million from The Prudential Insurance Company of America through loans on the 22 golf properties we acquired from American Golf Corporation on November 30, 2007. Each loan is collateralized by a mortgage or deed of trust on one of the following golf properties for the amount indicated (in millions):

Ancala Country Club	$7.6
Arrowhead Country Club	$9.4
Arrowhead Golf Club	$10.4
Continental Golf Course	$4.0
Deer Creek Golf Club	$4.9
Desert Lakes Golf Course	$1.3
Eagle Brook Country Club	$9.2
Foothills Golf Club	$5.7
Hunt Valley Golf Club	$14.0
Kokopelli Golf Club	$5.8
Legend at Arrowhead Golf Resort	$6.3
London Bridge Golf Course	$7.0
Majestic Oaks Golf Club	$7.2
Meadowbrook Golf & Country Club	$6.8
Mission Hills Country Club	$1.8
Painted Desert Golf Club	$5.4
Ruffled Feathers Golf Club	$8.3
Stonecreek Golf Club	$8.8
Superstition Springs Golf Club	$6.4
Tallgrass Country Club	$2.8
Tamarack Golf Club	$4.5
Tatum Ranch Golf Club	$2.4

Each loan bears interest annually at a fixed rate of 6.09% for a term of five years, with monthly payments of principal and interest based on a 25-year amortization period. All of these loans are cross-defaulted and cross-collateralized. Prepayment is permitted upon payment of a fee. We intend to use the proceeds of these loans to fund additional acquisitions. A complete copy of the Collateral Loan Agreement governing the 22 loans and the Deed of Trust and Security Agreement for Ancala Country Club are attached to this report as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Collateral Loan Agreement dated as of January 25, 2008 between CNL Income Eagl Southwest Golf, LLC, et al., Borrower, and The Prudential Insurance Company of America, Lender.

10.2	Deed of Trust and Security Agreement dated January 25, 2008 by CNL Income Eagl Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender.

10.3	Schedule of Omitted Documents

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2008	CNL INCOME PROPERTIES, INC.

/s/ Tammie A. Quinlan
Name: Tammie A. Quinlan
Title: Chief Financial Officer

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EXHIBIT 10.1

COLLATERAL LOAN AGREEMENT

THIS COLLATERAL LOAN AGREEMENT (the “Agreement”), dated as of January 25, 2008, is made and entered into by and among CNL INCOME EAGL SOUTHWEST GOLF, LLC, a Delaware limited liability company (“CNL Southwest”), CNL INCOME EAGL WEST GOLF, LLC, a Delaware limited liability company (“CNL West”), CNL INCOME EAGL NORTH GOLF, LLC, a Delaware limited liability company (“CNL North”), CNL INCOME EAGL MIDWEST GOLF, LLC, a Delaware limited liability company (“CNL Midwest”) and CNL INCOME EAGL MIDEAST GOLF, LLC, a Delaware limited liability company (“CNL Mideast”) (CNL Southwest, CNL West, CNL North, CNL Midwest and CNL Mideast individually and collectively, “Borrowers”) and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Lender”).

RECITALS:

This Agreement is entered into on the basis of the following facts, understandings and intentions of the parties:

A. These Recitals refer to and utilize certain terms defined in this Agreement, which defined terms are incorporated into these Recitals by reference when used herein.

B. Lender has made the Loans to each of Borrowers concurrently with entering into this Agreement. The Loans are evidenced and secured by the Loan Documents, including this Agreement.

C. In connection with the Loans, Borrowers have requested certain rights with respect to Transfers, certain rights to make Substitutions for one or more of the Individual Properties, and certain provisions for the Release of one or more of the Individual Properties. Lender is willing to grant Borrowers such rights on the terms and conditions specified by Lender as set forth in this Agreement.

D. The parties desire to enter into this Agreement in order to set forth their respective rights and obligations in connection with the administration of the Loans.

NOW, THEREFORE, IN CONSIDERATION of the foregoing recitals, and the mutual covenants and promises of the parties contained in this Agreement, the parties agree as follows:

1.	GENERAL DEFINITIONS

1.1 Loan Documents; Defined Terms. Capitalized terms which are not otherwise defined in this Agreement shall have the same meaning given to such terms in the Mortgages (defined below) or other Loan Documents in which such terms are expressly defined.

1.2 General Terms. In addition to other capitalized terms defined herein, when used herein the following terms shall have the following meanings:

“Agreement” means this Collateral Loan Agreement dated as of January 25, 2008, as it may be amended, supplemented or otherwise modified from time to time.

“Allocated Loan Amount” means the pro rata allocation of the Loans to each Individual Property, as mutually agreed between Lender and Borrowers and as currently set forth on Exhibit A attached to this Agreement, as such allocation may be revised or otherwise modified from time to time in accordance with the provisions of Sections 3.1 or 4.1 of this Agreement.

“Assignments of Leases” means, collectively, each assignment of the lessor’s interest in leases and rents (which may be incorporated in the Mortgage) executed and delivered by a Borrower in connection with an Individual Property for the benefit of Lender, modified to reflect the laws of the state where the Individual Property is located and otherwise as Lender deems necessary or appropriate in its sole discretion, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Bank Monitor Rate” shall mean the average interest rate of money market accounts offered by banks located in twenty-five (25) cities and/or metropolitan areas as published in the Bank Rate Monitor (referred to there in as the “Bank 25 Average”), as determined and reset by Lender on a monthly basis.

“Borrower” or “Individual Borrower” means, individually, each of CNL Southwest, CNL West, CNL North, CNL Midwest and CNL Mideast.

“Borrowers” means, collectively, CNL Southwest, CNL West, CNL North, CNL Midwest and CNL Mideast.

“Closing” or “Closing Date” means the date of this Agreement.

“Closing Certification” means, collectively, the Closing Certifications executed and delivered by any Borrower to Lender as of the date hereof in a form satisfactory to Lender.

“Collateral Documents” means, collectively, the Mortgages, the Assignments of Leases, the Financing Statements, the Cross Collateral Mortgages, the Cross Collateral Assignments of Leases, the Environmental Indemnities, the ERISA Indemnities, the Fraudulent Conveyance Indemnity, and all other instruments or documents now or hereafter granting Liens on property of Borrowers or any related entity for the benefit of Lender in connection with the Loans.

“CNL Partners” means CNL Income Partners, LP, a Delaware limited liability company.

“Cross Collateral Assignment of Leases” means a second-priority assignment of the lessor’s interest in leases (which may be incorporated in each Cross Collateral Mortgage) executed and delivered by a Borrower in connection with an Individual Property for the benefit of Lender, to secure the obligations of Borrowers as described in the Cross Collateral Mortgage recorded with respect to the same Individual Property, and modified to reflect the laws of the state where the Individual Property is located and otherwise as Lender deems necessary or appropriate in its reasonable discretion, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Cross Collateral Documents” means, collectively, the Cross Collateral Mortgages, the Cross Collateral Assignments of Leases, and all other instruments or documents now or hereafter granting second-priority Liens on property of Borrowers or any related entity for the benefit of Lender in connection with the Loans.

“Cross Collateral Mortgage” means a second-priority mortgage, deed of trust, deed to secure debt, indemnity deed of trust or other similar instrument, executed and delivered by each Borrower, as “Trustor,” “Mortgagor,” or “Grantor” who owns the Individual Property or Individual Properties described in the Cross Collateral Mortgage, for the benefit of Lender as “Beneficiary”, “Mortgagee” or “Grantee” for an Individual Property to secure the obligations of Borrowers under all Notes other than the Note secured by the Mortgage recorded with respect to the same Individual Property, modified to reflect the laws of the state where the Individual Property is located and otherwise in a form reasonably satisfactory to Lender and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Debt Service Coverage Ratio” has the meaning ascribed to such term in Section 3.1 of this Agreement.

“Environmental Indemnity” means (i) with respect to any Individual Property located outside of the States of California and Nevada, the Environmental and ERISA Indemnity Agreement executed and delivered by a Borrower and CNL Partners to Lender in a form satisfactory to Lender and modified to reflect the laws of the state where the Individual Property is located and otherwise as Lender deems necessary or appropriate in its sole discretion, and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof, and (ii) with respect to any Individual Property located in the State of California or in the State of Nevada (if any), the Environmental Indemnity Agreement executed and delivered by the applicable Borrower and CNL Partners to Lender in a form reasonably satisfactory to Lender and modified to reflect the laws of the State of California or the State of Nevada, as applicable, and otherwise as Lender deems necessary or appropriate in its reasonable discretion, and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Environmental Indemnities” means, collectively, each Environmental Indemnity for the Individual Properties.

“Environmental Site Assessment” means, with respect to an Individual Property, an assessment by an environmental consultant approved by Lender to determine the presence of hazardous material and/or wastes. Any Environmental Site Assessment shall comply with the Environmental Site Assessment Scope of Work Guidelines previously delivered by Lender to Borrowers, as the same may be amended, modified or supplemented by Lender from time to time.

“ERISA Indemnity” means, with respect to any Individual Property located in the State of California or in the State of Nevada (if any), the ERISA Indemnity Agreement executed and delivered by the applicable Borrower and CNL Partners to Lender in a form reasonably satisfactory to Lender and modified to reflect the laws of the State of California or the State of Nevada, as applicable, and otherwise as Lender deems necessary or appropriate in its reasonable discretion, and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“ERISA Indemnities” means, collectively, each ERISA Indemnity for the Individual Properties.

“Excess Proceeds” has the meaning ascribed to such term in Section 5.4 of this Agreement.

“Exiting Property” has the meaning ascribed to such term in Section 4.1 of this Agreement.

“Event of Default” has the meaning ascribed to such term in Section 5.1 of this Agreement

“Financing Statement” means, with respect to an Individual Property, a UCC-1 Financing Statement executed and delivered by any Borrower, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Fraudulent Conveyance Indemnity” means the Fraudulent Conveyance Indemnity Agreement executed and delivered by Borrowers to Lender, as the same may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Grace Period” has the meaning ascribed to such term in Section 5.1 of this Agreement.

“Indebtedness” means the principal of and all other amounts, payments and premiums due under the Notes, and all other indebtedness of Borrowers to Lender and any additional advances under, evidenced by and/or secured by the Loan Documents, plus interest accruing on all such amounts as provided in the Loan Documents.

“Individual Loan” means the Allocated Loan Amount identified with an Individual Property as set forth on Exhibit A attached hereto and by this reference made a part hereof.

“Individual Property” means each real property or group of real properties (including, without limitation, all buildings, fixtures or other improvements located thereon) now or hereafter included in the Security Pool and identified together as an “Individual Property” on Exhibit B, as the same may be amended from time to time.

“Leases” means, collectively, all leasehold estates, ground leases, leases, subleases, licenses, or other agreements affecting the use, enjoyment or occupancy of the Security Pool (or any portion thereof) now or later existing (including any use or occupancy arrangements created pursuant to Title 7 or 11 of the United States Code, as amended from time to time, or any similar federal or state laws now or later enacted for the relief of debtors [the “Bankruptcy Code”]) and all extensions and amendments thereto, including, without limitation, the Master Leases (collectively, the “Leases”).

“Lender” means The Prudential Insurance Company of America, a New Jersey corporation, and its successors and assigns.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any financing lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loans” means, collectively, the loans evidenced and secured by the Loan Documents.

“Loan Application” means that certain First Mortgage Loan Application No. 706107705, dated November 13, 2007, as amended.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, and any other document or certificate executed and delivered by any Borrower and/or CNL Partners to Lender in connection with the transactions contemplated by this Agreement, with the exception of the Environmental Indemnities and the ERISA Indemnities.

“Loan to Value Ratio” has the meaning ascribed to such term in Section 3.1 of this Agreement.

“Master Leases” means, collectively, (i) those certain Lease Agreements dated as of November 30, 2007, by and between each Individual Borrower and the Master Tenant, (ii) the Pooling Agreement (defined below), and (iii) that certain Agreement Regarding Initial Capital Investment and Improvements dated as of November 30, 2007, by and between CNL Income Partners, LP and the Master Tenant, as amended, supplemented, restated, or otherwise modified from time to time.

“Master Tenant” means Evergreen Alliance Golf Limited, L.P., a Delaware limited partnership, and its respective successors and assigns as tenant under each of the Master Leases of the Individual Properties in the Security Pool.

“Mortgage” means a deed of trust, indemnity deed of trust, mortgage, deed to secure debt or other similar instrument, executed and delivered by Borrower, as “Trustor,” “Mortgagor,” or “Grantor”, for the benefit of Lender as “Beneficiary,” “Mortgagee” or “Grantee”, for an Individual Property, modified to reflect the laws of the state where such Individual Property is located and otherwise in form satisfactory to Lender and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.

“Mortgages” means, collectively, each of the Mortgages for the Individual Properties.

“NOI” has the meaning ascribed to such term in Section 3.1 hereof.

“Note” means, individually, any one of the Notes.

“Notes” means, collectively, each of (i) that certain Promissory Note dated even date herewith, in the original principal amount of $64,700,000.00, executed by CNL Southwest, as maker, and payable to Lender or its order (“Arizona Note”), (ii) that certain Promissory Note dated even date herewith, in the original principal amount of $10,400,000.00, executed by CNL West, as maker, and payable to Lender or its order (“Colorado Note”), (iii) that certain Promissory Note dated even date herewith, in the original principal amount of $23,800,000.00, executed by CNL North, as maker, and payable to Lender or its order (“Illinois Note”), (iv) that certain Promissory Note dated even date herewith, in the original principal amount of $7,700,000.00, executed by CNL Midwest, as maker, and payable to Lender or its order (“Kansas Note”), (v) that certain Promissory Note dated even date herewith, in the original principal amount of $7,200,000.00, executed by CNL North, as maker, and payable to Lender or its order (“Minnesota Note”), (vi) that certain Promissory Note dated even date herewith, in the original principal amount of $14,000,000.00, executed by CNL Mideast, as maker, and payable to Lender or its order (“Maryland Note”), (vii) that certain Promissory Note dated even date herewith, in the original principal amount of $5,400,000.00, executed by CNL West, as maker, and payable to Lender or its order (“Nevada Note”), and (viii) that certain Promissory Note dated even date herewith, in the original principal amount of $6,800,000.00, executed by CNL Midwest, as maker, and payable to Lender or its order (“Oklahoma Note”).

“Pool Obligations” means all monetary and non-monetary obligations of every nature of all Borrowers from time to time to be performed by any of Borrowers under any of the Loan Documents, the Environmental Indemnities, and the ERISA Indemnities, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Prepayment Premium” means the payment owed by Borrowers to Lender in connection with the prepayment of any portion of the Loans, calculated in accordance with each Note.

“Principal Payment Amount” has the meaning ascribed to such term in Section 3.1 of this Agreement.

“Release” has the meaning ascribed to such term in Section 3.1 of this Agreement.

“Release Administrative Fee” has the meaning ascribed to such term in Section 3.1 hereof.

“Release Price” has the meaning ascribed to such term in Section 3.1 hereof.

“Release Property” has the meaning ascribed to such term in Section 3.1 hereof.

“Security Pool” means, collectively, all Individual Properties on which Lender has a Lien as security for the Loans, as the same may change from time to time in accordance with the terms and conditions hereof. The Individual Properties in the Security Pool as of the date hereof are set forth on Exhibit B attached hereto.

“Substitute Property” has the meaning ascribed to such term in Section 4.1 hereof.

“Substitution” has the meaning ascribed to such term in Section 4.1 hereof.

“Substitution Administrative Fee” has the meaning ascribed to such term in Section 4.1 hereof.

“TADS” has the meaning ascribed to such term in Section 3.1 hereof.

“Title Policy” means each Lender’s ALTA Lender’s policy of title insurance issued to Lender, ensuring the priority of the Mortgages.

2.	SALE, TRANSFER OR ENCUMBRANCE OF INDIVIDUAL PROPERTIES IN SECURITY POOL

2.1 Due on Sale or Encumbrance. Except in strict accordance with the provisions of Sections 3 and 4 hereof, it shall be an Event of Default and, at the sole option of Lender, Lender may accelerate the Pool Obligations and the entire Pool Obligations (including any Prepayment Premium) shall become immediately due and payable, if, without Lender’s prior written consent (which consent may be given or withheld for any reason or given conditionally, in Lender’s sole discretion) any of the following shall occur:

(a) any Borrower shall sell, convey, assign, transfer, dispose of or be divested of its title to, convey security title to any Individual Property, mortgage, encumber or cause to be encumbered (except for the imposition of mechanic’s or materialmans’ liens) any Individual Property or any interest therein, in any manner or way, whether voluntary or involuntary or directly or indirectly (except for (i) the imposition of mechanics’ or materialmans’ liens, (ii) the sale or transfer of damaged or obsolete property replaced with property of equal or greater value, (iii) the imposition of easements and restrictions on the Property which in the aggregate do not have a material adverse affect on the value or use or marketability of the Property, (iv) other Permitted Encumbrances (as defined in the Mortgages), or (v) a transfer of substantially all of the assets of any Borrower to a CNL Affiliate that assumes all of the obligations of such Borrower under the Loan Documents. A “CNL Affiliate” shall mean only those entities which directly, or indirectly through various subsidiaries, are wholly owned and controlled by CNL Partners); or

(b) in the event of any merger, consolidation, sale, transfer, assignment, or dissolution involving all or substantially all of the assets of any Borrower or any general partner or managing member of any Borrower, except if the surviving entity, assignee or transferee is a CNL Affiliate that assumes all of the obligations of such Borrower under the Loan Documents; or

(c) in the event of the assignment, transfer, voluntary or involuntary sale to any person other than to a CNL Affiliate (with notice to Lender), or any of the foregoing at one time or over any period of time of:

(i) (1) forty-nine percent (49%) or more of the limited partner interests in any Borrower (provided that no change in the control of such Borrower or the management of such Borrower’s interest in any Individual Property occurs in connection therewith), (2) ten percent (10%) or more of the voting stock or ownership interest of any corporation or limited liability company which is, respectively, general partner or managing member of any Borrower or any corporation or limited liability company directly or indirectly owning ten percent (10%) or more of any such corporation or limited liability company, (3) the ownership interests in any owner of ten percent (10%) or more of the beneficial interests of any Borrower if such Borrower is a trust; or

(ii) any general partnership interest in (1) any Borrower, (2) a partnership which is in such Borrower’s chain of ownership and which is liable for the obligations of such Borrower, or (3) any general partner who has the right to participate directly in the control of the management or operations of any Borrower; or

(d) a pledge or encumbrance of any ownership interest in any Borrower or in any owner of any Borrower to secure financing;

(e) in the event of the conversion of any general partnership interest in any Borrower to a limited partnership interest, if such Borrower is a partnership; or

(f) in the event of any change, removal, or resignation of any general partner of any Borrower, if such Borrower is a partnership other than in connection with a change to a general partner that is a CNL Affiliate); or

(g) in the event of any change, removal, addition or resignation of a managing member (or if no managing member, any member) if any Borrower is a limited liability company (other than in connection with a change to a member that is a CNL Affiliate); or

(h) any Borrower shall obtain any unsecured debt except for customary and reasonable short-term trade payables obtained and repaid in the ordinary course of such Borrower’s business (including any indebtedness owed to any other Individual Borrower [unless (A) any such unsecured debt owed to any other Individual Borrower shall be made expressly subordinate to the Loans pursuant to written documents acceptable to Lender, (B) any such amount obtained through an unsecured loan from any other Individual Borrower must be used for the sole benefit of one or more Individual Properties owned by the Individual Borrower to whom such unsecured loan is made, and (C) Borrowers shall pay all of Lender’s out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with such unsecured debt] or any Non-Pool Landlord [defined below]); provided, however, for the purposes of this Section 2.1(h), obligations owed to a Tenant, including without limitation, the Capex Funds (defined below) under a Lease approved by Lender or entered into in accordance with the terms and conditions of the Loan Documents shall not be deemed to be “unsecured debt.”

The provisions set forth above shall not apply to transfers under any will or applicable law of descent.

3.	RELEASE OF INDIVIDUAL PROPERTIES FROM SECURITY POOL.

3.1 Partial Release. Upon not less than sixty (60) days prior written notice from a Borrower, Lender shall release from the Lien of the Collateral Documents (a “Release”) an Individual Property in the Security Pool owned by such Borrower (“Release Property”), upon the satisfaction (as determined by Lender in its sole discretion) of all of the following terms and conditions:

(a) At the time of the applicable Borrower’s request and the time of the proposed Release, there shall be no Event of Default under the Loan Documents, and there shall exist no condition or state of facts which with the passage of time or the giving of notice or both, would constitute an Event of Default under the Loan Documents;

(b) Any such request may be made no sooner than the later of (i) nine (9) months after the Closing or (ii) six (6) months after the completion of the most recent Release or Substitution (as defined below), and such written request must be received no later than twelve (12) months prior to the maturity date of the Loans;

(c) Each Release Property shall consist of an Individual Property, and each Release shall involve no more than one (1) Individual Property;

(d) For each Release Property, the applicable Borrower shall have paid to Lender the “Release Price”, which shall be equal to (i) one hundred ten percent (110%) of the then unpaid principal balance of the Individual Loan Amount applicable to the Release Property (such amount shall herein be called the “Principal Payment Amount”), plus (ii) the applicable Prepayment Premium (based on the Principal Payment Amount), plus (iii) all accrued interest with respect to the Individual Loan applicable to the Release Property and all accrued and unpaid charges with respect to the Loans;

(e) The Principal Payment Amount shall be applied to pay in full the principal balance due with respect to the Individual Loan applicable to the Release Property, and Lender, in its discretion, shall apply the portion of the Principal Payment Amount which is in excess of the then outstanding principal balance of the Individual Loan applicable to the Release Property to one of more of the other Individual Loans applicable to the other Individual Properties;

(f) Lender shall have determined that, following the Release, the Debt Service Coverage Ratio calculated with respect to the remainder of the Security Pool (excluding the Release Property) shall be at least equal to 1.75 to 1.00. In the event that the Debt Service Coverage Ratio calculated with respect to the remainder of the Security Pool (excluding the Release Property) is less than the required level, then Borrowers shall have the right, subject to payment of the applicable Prepayment Premium, to pay Lender the amount necessary to increase the Debt Service Coverage Ratio calculated with respect to the remainder of the Security Pool (excluding the Release Property) to the required level;

(g) Lender shall have determined that following the Release, the Loan to Value Ratio calculated with respect to the remainder of the Security Pool (excluding the Release Property) shall not exceed fifty percent (50%). In the event the Loan to Value Ratio with respect to the remainder of the Security Pool (excluding the Release Property) exceeds the required level, then Borrowers shall have the right, subject to payment of the Prepayment Premium, to pay Lender the amount necessary to reduce the Loan to Value Ratio calculated with respect to the remainder of the Security Pool (excluding the Release Property) to the required level;

(h) At the time the applicable Borrower makes its written request to Lender for a Release, such Borrower shall pay to Lender a non-refundable administrative fee of $25,000 (the “Release Administrative Fee”). The Release Administrative Fee shall be deemed earned by Lender upon its receipt by Lender and shall not be applied to the Principal Payment Amount, the Prepayment Premium, or any other amounts due under the Loan Documents;

(i) Whether or not the Release is actually consummated, Borrowers shall pay to Lender all escrow, closing and recording charges and taxes including, but not limited to, the cost of preparing and delivering releases, any re-conveyance documentation and modifications of the Loan Documents, including legal fees and costs, the cost of any title insurance endorsements that Lender may require, any expenses incurred by Lender in connection with the Release, and any sums then due and payable under the Loan Documents; and

(j) At least thirty percent (30%) of the total EBITDA (defined below) from the remaining Property (excluding the Release Property), as calculated by Lender, shall come from any combination of the following Individual Properties: (i) Eagle Brook, (ii) Ruffled Feathers, (iii) Tatum Ranch, (iv) Superstition Springs, (v) Foothills, (vi) Ancala, and (vii) Arrowhead (CO);

(k) Lender shall have determined, that following the Release, the aggregate unpaid principal balance of the Loans shall be greater than fifty-five percent (55%) of the original aggregate principal amount of the Loans; and

(l) Such other terms and conditions as Lender shall reasonably require.

The term “Loan to Value Ratio” shall mean the ratio, as reasonably determined by Lender, of (i) the aggregate principal balance of all encumbrances against the Security Pool to (ii) the fair market value of the Security Pool. The term “Debt Service Coverage Ratio” shall mean the ratio, as reasonably determined by Lender, calculated by dividing (i) the lesser of (A) net operating income (“NOI”) and (B) net rental income payable to Borrowers under the Master Leases (“NRI”), by (ii) total annual debt service (“TADS”). NOI is the gross annual income realized from operations of the Security Pool for the applicable twelve (12) month period (assuming for income and expense purposes that the Master Leases are no longer in effect and that Borrowers are directly operating each Individual Property in the Security Pool) after subtracting all necessary and ordinary operating expenses (both fixed and variable) for that twelve (12) month period, including, without limitation, utilities, administrative expenses, cleaning, landscaping, security, repairs, and maintenance, ground rent payments, management fees, reserves for replacements, real estate and other taxes, assessments and insurance, but excluding deduction for federal, state and other income taxes, debt service expense, depreciation or amortization of capital expenditures, and other similar non-cash items. NRI is the gross annual rental income payable to Borrowers pursuant to the Master Leases for the applicable twelve (12) month period after subtracting all necessary and ordinary operating expenses payable by Borrowers pursuant to the Master Leases (both fixed and variable) for that twelve (12) month period including, without limitation (if and to the extent payable by Borrowers pursuant to the Master Leases), utilities, administrative, cleaning, landscaping, security, repairs, and maintenance, ground rent payments, management fees, reserves for replacements, real estate and other taxes, assessments and insurance, but excluding deduction for federal, state and other income taxes, debt service expense, depreciation or amortization of capital expenditures, and other similar non-cash items. Gross income shall be based on the cash actually received for the preceding twelve (12) months and projected income based on the Leases in place for the next succeeding twelve (12) months, and ordinary operating expenses shall not be prepaid. Documentation of NOI, NRI and expenses shall be certified by an officer of Borrower with detail satisfactory to Lender and shall be subject to the approval of Lender. TADS shall mean the aggregate debt service payments for any given calendar year on the Loans and on all other indebtedness secured, or to be secured, by any part of the Security Pool. The term “EBITDA” shall mean, for any period and without duplication, net income (loss) of the Security Pool determined in accordance with GAAP adjusted in the following manner (but only to the extent included in determining net income (loss) for such period): plus (a) depreciation of real property assets and amortization expense, plus (b) interest expense, plus (c) all provisions for any federal, state or other income tax, minus (plus) (d) extraordinary gains (losses), minus (plus) (e) gains (losses) on sales of real estate, plus (f) ownership share of the EBITDA of unconsolidated affiliates.

Notwithstanding anything to the contrary in this Section 3 and/or Section 4 below, Borrowers shall only have the right to a combined cumulative total (during the entire term of the Loans) of eight (8) Releases and Substitutions; provided, however, that Lender agrees to consider in good faith any request for its consent to a Release or Substitution that would cause the combined cumulative total of Releases and Substitutions during the term of the Loans to exceed eight (8) Releases and Substitutions, which consent may be given or withheld for any reason or given conditionally, in Lender’s sole discretion.

This Section 3 shall be personal to the original Borrowers under the Loans, and no transferee shall have any rights under this Section 3.

4.	SUBSTITUTION OF INDIVIDUAL PROPERTIES

4.1 Substitution of Collateral. Upon prior written notice to Lender, a Borrower shall be entitled to obtain a release of an Individual Property owned by such Borrower (the “Exiting Property”) from the Lien of the Collateral Documents and the Cross Collateral Documents upon substituting therefor (a “Substitution”) another property (the “Substitute Property”) satisfactory to Lender (in its sole discretion) and upon satisfaction (as determined by Lender in its sole discretion) of each of the following terms and conditions:

(a) At the time of such Borrower’s request for a Substitution and at the time of the proposed Substitution, there shall exist no Event of Default, and there shall exist no condition or state of facts, which with the passage of time or the giving of notice, or both, would constitute an Event of Default under the Loan Documents;

(b) No Event of Default shall have occurred under any of the Loan Documents at any time from the Closing Date to the date of the consummation of the proposed Substitution;

(c) A Substitution shall involve only one (1) Individual Property;

(d) The Substitution shall be in conjunction with the sale of one (1) Individual Property to the Master Tenant or another third party unrelated to any of Borrowers, and Lender shall not be obligated to consummate the Substitution in the event the proposed sale of the Individual Property shall not actually be consummated;

(e) Upon the applicable Borrower’s written request for a Substitution, such Borrower shall deliver to Lender a copy of the current draft of the sale agreement pertaining to the sale of the Exiting Property, and as soon as available after such Borrower’s written request for a Substitution, such Borrower shall deliver to Lender a copy of the fully executed sale agreement (along with a marked copy of such fully executed sale agreement indicating all changes made after the draft of the sale agreement previously delivered to Lender), but in no event shall such delivery of such fully executed sale agreement and such marked sale agreement be later than two (2) business days after such Borrower’s execution of such sale agreement, and in all events such delivery shall be made at least thirty (30) days prior to the end of Lender’s period (as specified below) for processing such Substitution;

(f) Any written request by a Borrower to Lender for a Substitution must be received no sooner than the later of (i) nine (9) months after the Closing or (ii) six (6) months after completion of the most recent Release or Substitution, and any such written request must be received no later than twelve (12) months prior to the maturity date of the Loans;

(g) The proposed Substitute Property shall constitute the fee simple estate to such property, and no joint venture or partnership interests or interests shall be permitted;

(h) The ownership entity of the Substitute Property shall be identical to the entity that owned the Exiting Property;

(i) At the time of any Substitution, the Substitute Property shall not be less than one hundred percent (100%) occupied by third-party tenants in occupancy and paying rent, and free rent or other rental concessions shall have been extinguished except as may otherwise be approved in writing by Lender;

(j) The credit of the tenants (or if a lease is guaranteed, the credit of the guarantor so long as such lease is guaranteed pursuant to a guaranty satisfactory to Lender) occupying the Substitute Property and the lease rollover schedule for such tenants shall be satisfactory to Lender.

(k) Lender shall have received a physical condition report (conforming with Lender’s then current guidelines and report requirements) of the Substitute Property from an engineer or architect chosen by Lender, which report shall be satisfactory in all respects to Lender. In addition, Lender shall have received an Environmental Site Assessment (conforming with Lender’s then current guidelines and report requirements) of the Substitute Property from an environmental consulting firm chosen by Lender, which Environmental Site Assessment shall be satisfactory in all respects to Lender. The cost of preparation of all such reports and all necessary inspections shall be paid by Borrower;

(l) The Substitute Property (including, without limitation, the location, the demographics of the market area, appearance, configuration, quality and age of the Substitute Property) shall be satisfactory to Lender;

(m) The value and NOI (as defined above) of the Substitute Property shall equal or exceed the then-market value and NOI of the Exiting Property, all as determined by Lender;

(n) All conditions that Borrowers were obligated to meet and satisfy under the terms of the Loan Application in connection with the closing of the Loans, or, if required by Lender, Lender’s then current closing and underwriting requirements, shall be satisfied regarding the Substitute Property, including without limitation, that (i) all Loan Documents shall be satisfactory to Lender, (ii) Lender receives a satisfactory legal opinion from the applicable Borrower’s counsel, (iii) title to the Substitute Property shall be satisfactory in all respects to Lender (including, without limitation, evidence that Lender shall have a first and exclusive Lien on the fee simple interest in the Substitute Property), (iv) Lender shall receive a satisfactory survey and title insurance policy, (v) Lender receives satisfactory evidence that the Substitute Property complies with all applicable government requirements, and (vi) Borrowers’ current financial condition shall be satisfactory to Lender;

(o) At the same time that the applicable Borrower delivers its written notice to Lender requesting a Substitution, such Borrower shall pay to Lender a non-refundable administrative fee of $25,000 (the “Substitution Administrative Fee”), and the Substitution Administrative Fee shall be deemed earned by Lender upon Lender’s receipt of such fee. At the closing of the Substitution, Borrower shall pay to Lender a non-refundable fee of one half of one percent (0.5%) of the Allocated Loan Amount for the Exiting Property; provided, however, that Lender shall credit against such non-refundable fee paid at the closing of the Substitution the Substitution Administrative Fee that such Borrower previously paid to Lender. Neither the Substitution Administrative Fee nor the non-refundable fee paid at the closing of the Substitution shall be applied to the applicable Individual Loan or the outstanding principal balance due under the Loans;

(p) Whether or not the Substitution actually closes, Borrowers shall pay all costs and expenses associated with the Substitution, including but not limited to, title insurance and survey fees and expenses, recording charges and taxes, documentary stamp taxes, intangible taxes, attorneys’ fees (including attorneys’ fees and expenses for Lender’s staff attorneys and outside counsel), fees of Lender’s architect and/or engineer, and fees related to the Environmental Site Assessment;

(q) Lender shall have determined that, after giving effect to the proposed Substitution (excluding the Exiting Property, but including the Substitute Property), the Loan to Value Ratio for the Security Pool shall not exceed fifty-five percent (55%), and Lender shall have determined that, after giving effect to the proposed Substitution (excluding the Exiting Property, but including the Substitute Property), the Debt Service Coverage Ratio for the Security Pool shall be at least 1.75;

(r) Lender shall have determined that, following the Substitution, the aggregate amount of the Individual Loans with respect to all Individual Properties that comprised part of the Property on the Closing Date and that would remain as part of the Security Pool, shall be greater than fifty-five percent (55%) of the total original principal amount of the Loans; and

(s) Lender’s decision to accept or reject any proposed Substitute Property shall be in Lender’s sole and absolute discretion; it being understood that, without limiting the foregoing, under no circumstances shall the Substitute Property qualify for a Substitution unless the value of the Substitute Property is, in Lender’s sole judgment, equal to or greater than one hundred percent (100%) of the value of the Exiting Property, as determined by Lender, and is at least equal to the Exiting Property in each of the following respects: (a) stability of cash flow, taking into consideration weighted average lease maturities; (b) tenant credit and quality and diversification; (c) building quality and diversification; and (d) location quality and diversification. Borrowers acknowledge that Lender may reject a property proposed as a Substitute Property for any reason or without giving a reason, and Borrowers assume such risk notwithstanding that it may spend substantial resources preparing the reports and other information required by Lender with respect to the Substitute Property;

(t) Lender determines in its sole discretion that the Substitution would not result in a violation of the ERISA provisions contained in Lender’s then current guidelines and requirements, and Borrowers deliver such certifications and other documents as Lender may request in connection therewith;

(u) Lender is satisfied, and Borrowers shall deliver such assurances as may be reasonably requested by Lender (including a reaffirmation certification or other agreement) that any guaranty, indemnity or similar instrument delivered to Lender in connection with the Loans remains in full force and effect, notwithstanding and taking into consideration the Substitution; and

(v) The Substitute Property shall have the same unpaid principal balance allocated to such Substitute Property as the then existing unpaid principal balance allocated to the Exiting Property at the time of the closing of the Substitution.

Lender shall have at least sixty (60) days in which to process any request to effect a Substitution after receipt of (1) all materials and information necessary to evaluate such request and (2) the Substitution Administrative Fee.

Notwithstanding anything to the contrary in Section 3 above and/or this Section 4, Borrowers shall only have the right to a combined cumulative total (during the entire term of the Loans) of eight (8) Releases and Substitutions; provided, however, that Lender agrees to consider in good faith any request for its consent to a Release or Substitution that would cause the combined cumulative total of Releases and Substitutions during the term of the Loans to exceed eight (8) Releases and Substitutions, which consent may be given or withheld for any reason or given conditionally, in Lender’s sole discretion.

This Section 4 shall be personal to the original Borrowers under the Loans, and no transferee shall have any rights under this Section 4.

5.	EVENT OF DEFAULT.

5.1 Definition. The following shall be an “Event of Default”:

(a) if any Borrower fails to make any payment required under the Loan Documents when due and such failure continues for five (5) days after written notice; provided, however, that if Lender gives one (1) notice of default within any twelve (12) month period, none of Borrowers shall have any further right to any notice of monetary default during that twelve (12) month period;

(b) except for defaults listed in the other subsections of this Section 5.1, if any Borrower fails to perform or comply with any other provision contained in any of the Loan Documents and the default is not cured within thirty (30) days of Lender’s providing written notice thereof, or such longer period as may be provided for in the Loan Documents (the “Grace Period”); provided, however, that Lender may extend the Grace Period up to an additional sixty (60) days (for a total of ninety (90) days from the date of default) if (i) such Borrower immediately commences and diligently pursues the cure of such default and delivers (within the Grace Period) to Lender a written request for more time and (ii) Lender determines in good faith that (1) such default cannot be cured within the Grace Period but can be cured within ninety (90) days after the default, (2) no Lien or security interest created by the Loan Documents will be impaired prior to completion of such cure, and (3) Lender’s immediate exercise of any remedies provided hereunder or by law is not necessary for the protection or preservation of the Property or Lender’s security interest;

(c) if any representation made (i) in connection with any of the Loans or any of the Pool Obligations, or (ii) in the Loan Application or any of the Loan Documents shall be false or misleading in any material respect;

(d) if any default under Section 2 of this Agreement occurs;

(e) if any Borrower shall (i) become insolvent, (ii) make a transfer in fraud of creditors, (iii) make an assignment for the benefit of its creditors, (iv) not be able to pay its debts as such debts become due, or (v) admit in writing its inability to pay its debts as they become due;

(f) if any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding, or any other proceedings for the relief of debtors, is instituted by or against any Borrower, and, if instituted against any Borrower, is allowed, consented to, or not dismissed within the earlier to occur of (i) ninety (90) days after such institution or (ii) the filing of an order for relief;

(g) if any of the events in Sections 5.1(e) or (f) shall occur with respect to any (i) managing member of any Borrower, (ii) general partner of any Borrower or (iii) guarantor of payment or performance of any of the Obligations;

(h) if any Individual Property shall be taken, attached, or sequestered on execution or other process of law in any action against any Borrower;

(i) if any default occurs under the Environmental Indemnities or the ERISA Indemnities and such default is not cured within any applicable grace period in that document;

(j) if any Borrower shall fail at any time to obtain, maintain, renew, or keep in force the insurance policies required by Section 3.06 of the Mortgages within ten (10) days after written notice;

(k) if any Borrower shall be in default under any other mortgage or security agreement covering any part of the Property, whether it be superior or junior in Lien to the Mortgages;

(l) if any claim of priority (except based upon a Permitted Encumbrance) to the Loan Documents by title, Lien, or otherwise shall be upheld by any court of competent jurisdiction or shall be consented to by any Borrower; or

(m) (i) the consummation by any Borrower of any transaction which would cause (A) any of the Loans or any exercise of Lender’s rights under any of the Loan Documents to constitute a non-exempt prohibited transaction under ERISA, or (B) a violation of a state statute regulating governmental plans; (ii) the failure of any representation in Section 3.11 of the Mortgages to be true and correct in all respects; or (iii) the failure of any Borrower to provide Lender with the written certifications required by Section 3.11 of the Mortgages.

5.2 Remedies. Upon the occurrence of any Event of Default, Lender may at any time declare all of the Indebtedness to be due and payable, and the same shall thereupon become immediately due and payable, together with all payments due in accordance with the terms of this Agreement, the Notes, and the other Loan Documents, without any further presentment, demand, protest or notice of any kind, and Lender shall also have all rights and remedies provided for in the Loan Documents. All remedies of Lender provided for herein and in the Loan Documents and the Environmental Indemnities and the ERISA Indemnities are cumulative and shall be in addition to any and all other rights and remedies provided in the other Loan Documents or, by law, including any right of offset. The exercise of any right or remedy by Lender hereunder shall not in any way constitute a cure or waiver of default hereunder or under the Loan Documents, or invalidate any act done pursuant to any notice of default, or prejudice Lender in the exercise of any of its rights hereunder or under the Loan Documents or the Environmental Indemnities or the ERISA Indemnities.

5.3 Multiple Obligations; Cross Default. Each Borrower understands, acknowledges and agrees that each of the Notes is a separate and distinct legal obligation and that the execution of a single Loan Agreement and references herein to the “Loan” or “Loans” is for purposes of administrative convenience only. Each Borrower further understands, acknowledges and agrees that the occurrence of a default under any of the Notes or other Loan Documents shall constitute a default under all other Notes and other Loan Documents, following the expiration of any applicable cure period, and shall entitle Lender to exercise all of its rights and remedies under all of the Loan Documents, including, without limitation, accelerating the maturity date of any or all of the Notes and foreclosing the Liens of any or all of the Mortgages in such order and manner as Lender may elect in its sole and absolute discretion.

5.4 Application of Foreclosure Proceeds. In the event of a foreclosure (non-judicial or judicial) of any of the Mortgages encumbering any of the Individual Properties, each Borrower agrees that Lender shall have full and complete discretion to apply any proceeds from the sale of the applicable Individual Property, after (i) payment of any and all costs of foreclosure, (ii) payment of attorneys’ and trustee’s fees, (iii) payment of any other sums required to be paid under applicable Laws, and (iv) satisfaction of the foreclosed obligation and (any such remaining proceeds being defined as the “Excess Proceeds”) to the prepayment or repayment (together with applicable Prepayment Premium, if any) of the indebtedness evidenced by any of the other Notes. Each Borrower hereby irrevocably assigns, transfers and conveys to Lender any and all of its right, title and interest in and to the Excess Proceeds and consents to the prepayment or repayment of indebtedness herein above provided. Each Borrower hereby waives any right to require Lender to (i) marshal any assets of any Borrower (including, without limitation, the Individual Properties), or (ii) any right to require a sale in inverse order of alienation in the event of foreclosure of the Liens and security interests created by the Mortgages or any of the other Loan Documents.

6.	MISCELLANEOUS

6.1 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by Lender or any Borrower therefrom, shall in any event be effective without the written concurrence of Lender and Borrowers thereto. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written agreement of Lender and Borrowers. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. In the event of any inconsistency between the terms and conditions of the other Loan Documents and this Agreement, the terms and conditions of this Agreement shall control.

6.2 Notices. All notices, demands or documents of any kind that Borrowers and Lender may be required or may desire to give or serve under this Agreement shall be given or served in the manner provided in the Mortgages.

6.3 Successors and Assigns; Subsequent Holders of Notes. The terms, covenants and conditions contained in this Agreement shall inure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors, and assigns, and all subsequent owners of the Individual Properties and all subsequent holders of the Notes and the Mortgages, subject in all events to the provisions of the Mortgages and this Agreement regarding transfers by Borrowers.

6.4 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.

6.5 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the Notes are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.6 Severability. In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

6.7 Headings. Sections and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

6.8 Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

6.9 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT SUCH OTHER DOCUMENT CONTAINS A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

6.10 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. All judicial proceedings arising out of or relating to this Agreement, any Note or the Loan Documents or any of the Pool Obligations may be brought only in any state or Federal court of competent jurisdiction in the State of Arizona and by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and, subject to any appeal rights, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, such Note, the Loan Documents or such Pool Obligations; provided, however, Lender in its sole discretion shall have the right to commence proceedings with respect to any Collateral Document (and the Note governed by the laws of such state) in the state where the Individual Property secured by such Collateral Document is located. TO THE EXTENT PERMITTED BY LAW, ALL PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING ARISING OUT OR RELATING TO THIS AGREEMENT, ANY NOTE OR ANY OBLIGATION.

6.11 Exhibits and Schedules. The exhibits and schedules annexed hereto are incorporated herein and shall be a part of this Agreement.

6.12 Limited Recourse Liability. The provisions of Paragraphs 8 and 9 of the Notes are incorporated into this Agreement as if such provisions were set forth in their entirety in this Agreement.

7.	PROVISIONS CONCERNING CAPITAL IMPROVEMENTS

7.1 Borrower hereby represents and warrants to Lender that each of the Master Leases with the Master Tenant provides that Borrowers are obligated to deliver certain funds (the “Capex Funds”) to the Master Tenant under the Master Leases, which such Capex Funds shall be used solely to fund the costs of certain capital improvements to the Property (collectively, the “Capital Improvements”). Lender has developed a list of Capital Improvements more particularly set forth in Exhibit C attached hereto and by this reference incorporated herein (the “Proposed List”). Borrower hereby agrees to negotiate in good faith with the Master Tenant to cause the items on the Proposed List to be included among the Capital Improvements. The final list of Capital Improvements shall be delivered to Lender promptly upon agreement on the list between Borrowers and Tenant. Provided that Borrowers at all times remains in compliance with the requirements Section 8.2 of this Agreement, Borrowers and the Master Tenant shall have the right to modify the list of Capital Improvements (and the budget therefor) from time to time without Lender’s consent, but Lender shall be provided an updated list of Capital Improvements within fifteen (15) days after any such modification.

7.2 Borrowers hereby further covenant and agree with Lender as follows: (i) the Capex Funds shall be in the minimum amount of $8,000,000, (ii) the Capital Improvements shall be completed as and when required under the terms and conditions of the Master Leases, (iii) the Capital Improvements shall be completed prior to the date that is the third (3rd) anniversary of the date of this Agreement (the “Capex Completion Date”), (iv) the Capital Improvements shall in all events include replacing, repairing and/or resodding the greens at the Deer Creek Individual Property, and (v) on or before the Capex Completion Date, Borrowers shall deliver to Lender evidence that the Capex Funds have been fully expended to fund completion of the Capital Improvements. Notwithstanding the foregoing, in the event that any of the terms of the foregoing sentence have not been complied with, then such failure shall not be an Event of Default under the Loan Documents if Borrowers promptly deposit with Lender an amount equal to the positive difference between $8,000,000 and the amount actually paid by Borrowers, as of the calculation date, to fund completion of the Capital Improvements (the “Capex Escrow”). The Capex Escrow shall be held as additional security for the Loans and shall be released to the applicable Borrower as and when additional Capital Improvements are completed based upon the actual amount expended on such Capital Improvements completed after the date of the deposit of the Capex Escrow.

8.	PROVISIONS CONCERNING TENANT CAPITAL EXPENSE DEPOSITS

8.1 Under the terms of each of the Master Leases affecting the Security Pool, the Master Tenant under each such Master Lease is obligated to fund to an account held by each Individual Borrower, as landlord under such Master Lease, for certain reserves relating to each Individual Property (collectively, the “Deposits”).

8.2 Borrowers, Lender and a clearing bank acceptable to Lender (the “Clearing Bank”) have entered into (or will, prior to the establishment of the Deposits, enter into) an account control agreement giving Lender control of the Deposits, which will govern the collection and distribution of the Deposits during the term of the Loans. From and after Closing, the Deposits shall be paid directly by the Master Tenant under the Master Leases to an account in Lender’s sole dominion and control acceptable to Lender and maintained with the Clearing Bank. The Deposits shall be released in accordance with the terms and conditions of the Master Leases. Notwithstanding the foregoing, (i) following an Event of Default as provided in the Loan Documents, the Deposits shall not be released to any of Borrowers in any event and (ii) following an “Event of Default” (as defined in the applicable Master Lease) under any applicable Master Lease, the Deposits shall not be released to any Borrower unless and until such Borrower has entered into bona fide and binding new Leases in compliance with the terms and conditions of the Loan Documents that replace the Master Leases that were the subject of such default.

9.	PROVISIONS CONCERNING TENANT SECURITY DEPOSITS

9.1 Borrower and Lender acknowledge that each of the security deposits under each of the Master Leases for the Individual Properties in the Security Pool (the “Pool Security Deposits”) is pooled both with (i) the security deposits under each of the other Master Leases between a Borrower and Master Tenant with respect to the other Individual Properties and (ii) certain security deposits delivered by the Master Tenant (the “Non-Pool Security Deposits”) under certain other lease agreements between the Master Tenant and certain affiliates of Borrowers relating to certain properties not included in the Security Pool (the “Non-Pool Leases”), pursuant to that certain Amended and Restated Pooling Agreement dated as of December 19, 2007 (the “Pooling Agreement”), by and among Borrowers, Master Tenant, and certain other affiliates of Borrower (the “Non-Pool Landlords”).

9.2 If at any time the aggregate amount of Pool Security Deposit and Non-Pool Security Deposit funds not yet recognized as income to any Borrower or any Non-Pool Landlord (under GAAP accrual basis accounting) falls below the sum of the security deposits required under each of the Master Leases covering the Individual Properties in the Security Pool (without regard to the provisions of the Pooling Agreement), Borrowers shall promptly replenish the Security Deposits or cause the Master Tenant to replenish the Security Deposits to an amount at least in excess of the sum of the security deposits required under each of the Master Leases covering the Individual Properties in the Security Pool (without regard to the provisions of the Pooling Agreement).

9.3 Borrower and Lender acknowledge that Section 3.9(a) of each of the Master Leases with the Master Tenant affecting the Security Pool requires that a portion of the Pool Security Deposits be delivered in the form of a letter of credit (collectively, the “Pool LOC Security Deposits”). Notwithstanding anything to the contrary contained in the Pooling Agreement or otherwise, Borrower agrees that the Pool LOC Security Deposits will, at Borrowers’ sole cost and expense be delivered to

Lender, assigned to Lender pursuant to a security agreement in form and substance satisfactory to Lender, and the proceeds of the Pool LOC Security Deposits will be assigned by Borrowers to Lender in form and substance satisfactory to Lender, which assignment shall be duly acknowledged by the issuer(s) of the Pool LOC Security Deposits.

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[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed by Lender and Borrowers as of the day and year first above written.

BORROWERS:

CNL SOUTHWEST:			CNL MIDWEST:

CNL INCOME EAGL SOUTHWEST GOLF, LLC, a Delaware limited liability company			CNL INCOME EAGL MIDWEST GOLF, LLC, a Delaware limited liability company

By:	Amy Sinelli	[SEAL]	By:	Amy Sinelli	[SEAL]
Name:	Amy Sinelli		Name:	Amy Sinelli
Title:	Senior Vice President		Title:	Senior Vice President

CNL WEST:			CNL MIDEAST:

CNL INCOME EAGL WEST GOLF, LLC, a Delaware limited liability company			CNL INCOME EAGL MIDEAST GOLF, LLC, a Delaware limited liability company

By:	Amy Sinelli	[SEAL]	By:	Amy Sinelli	[SEAL]
Name:	Amy Sinelli		Name:	Amy Sinelli
Title:	Senior Vice President		Title:	Senior Vice President

CNL NORTH:

CNL INCOME EAGL NORTH GOLF, LLC, a Delaware limited liability company

By:	Amy Sinelli	[SEAL]
Name:	Amy Sinelli
Title:	Senior Vice President

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

[SIGNATURE PAGE TO COLLATERAL LOAN AGREEMENT]

LENDER:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:	/s/ Jean M. Baker
Name:	Jean M. Baker
Title:	Vice President

[CORPORATE SEAL]

EXHIBIT A

Allocated Loan Amounts for Individual Properties

Individual Property		Individual Borrower	Loan Number	Allocated Loan Amount
1.	Ancala	CNL Income EAGL Southwest Golf, LLC	706107705	$7,600,000.00
2.	Arrowhead (AZ)	CNL Income EAGL Southwest Golf, LLC	706107824	$9,400,000.00
3.	Arrowhead (CO)	CNL Income EAGL West Golf, LLC	706107705	$10,400,000.00
4.	Continental	CNL Income EAGL Southwest Golf, LLC	706107705	$4,000,000.00
5.	Deer Creek	CNL Income EAGL Midwest Golf, LLC	706107828	$4,900,000.00
6.	Desert Lakes	CNL Income EAGL Southwest Golf, LLC	706107705	$1,300,000.00
7.	Eagle Brook	CNL Income EAGL North Golf, LLC	706107825	$9,200,000.00
8.	Foothills	CNL Income EAGL Southwest Golf, LLC	706107705	$5,700,000.00
9.	Hunt Valley	CNL Income EAGL Mideast Golf, LLC	706107830	$14,000,000.00
10.	Kokopelli	CNL Income EAGL Southwest Golf, LLC	706107705	$5,800,000.00
11.	Legend at Arrowhead	CNL Income EAGL Southwest Golf, LLC	706107705	$6,300,000.00
12.	London Bridge	CNL Income EAGL Southwest Golf, LLC	706107705	$7,000,000.00
13.	Majestic Oaks	CNL Income EAGL North Golf, LLC	706107829	$7,200,000.00
14.	Meadowbrook	CNL Income EAGL Midwest Golf, LLC	706107832	$6,800,000.00
15.	Mission Hills	CNL Income EAGL North Golf, LLC	706107825	$1,800,000.00
16.	Painted Desert	CNL Income EAGL West Golf, LLC	706107831	$5,400,000.00
17.	Ruffled Feathers	CNL Income EAGL North Golf, LLC	706107825	$8,300,000.00
18.	Stonecreek	CNL Income EAGL Southwest Golf, LLC	706107705	$8,800,000.00
19.	Superstition Springs	CNL Income EAGL Southwest Golf, LLC	706107705	$6,400,000.00
20.	Tallgrass	CNL Income EAGL Midwest Golf, LLC	706107828	$2,800,000.00
21.	Tamarack	CNL Income EAGL North Golf, LLC	706107825	$4,500,000.00
22.	Tatum Ranch	CNL Income EAGL Southwest Golf, LLC	706107705	$2,400,000.00
	TOTAL			$140,000,000

EXHIBIT B

Individual Properties

Individual Property		Address
1.	Ancala	11700 East Via Linda, Scottsdale, Maricopa County, Arizona 85259

2.	Arrowhead (AZ)	19888 North 73rd Avenue, Glendale, Maricopa County, Arizona 85308

3.	Arrowhead (CO)	10850 W. Sundown Trail, Littleton, Douglas County, Colorado 80125

4.	Continental	7920 E. Osborn Road, Scottsdale, Maricopa County, Arizona 85251

5.	Deer Creek	7000 W. 133rd, Overland Park, Johnson County, Kansas 66209

6.	Desert Lakes	5835 Desert Lakes Drive, Bullhead City, Mohave County, Arizona 86426

7.	Eagle Brook	2288 Fargo Boulevard, Geneva, Kane County, Illinois 60134

8.	Foothills	2201 East Clubhouse Drive, Phoenix, Maricopa County, Arizona 85048

9.	Hunt Valley	14101 Phoenix Road, Phoenix, Baltimore County, Maryland 21131

10.	Kokopelli	1800 W. Guadalupe, Gilbert, Maricopa County, Arizona 85233

11.	Legend at Arrowhead	21025 N. 67th Avenue, Glendale, Maricopa County, Arizona 85308

12.	London Bridge	2400 Clubhouse Drive, Lake Havasu, Mohave County, Arizona 86406

13.	Majestic Oaks	701 Bunker Lake Boulevard, Ham Lake, Anoke County Minnesota 55304

14.	Meadowbrook	10850 W. Sundown Trail, Tulsa, Tulsa County, Oklahoma 80125

15.	Mission Hills	1677 W. Mission Hills Road, Northbrook, Cook County, Illinois 60062

16.	Painted Desert	5555 Painted Mirage Drive, Las Vegas, Clark County, Nevada 89129

17.	Ruffled Feathers	1 Pete Dye Drive, Lemont, Cook County, Illinois 60439

18.	Stonecreek	4435 E. Paradise Village, Parkway Phoenix, Maricopa County, Arizona 85032

19.	Superstition Springs	6542 East Baseline Road, Mesa, Maricopa County, Arizona 85206

20.	Tallgrass	2400 N. Tallgrass Ps., Wichita, Sedgwick County, Kansas 67226

21.	Tamarack	24032 Royal Worlington, Naperville, DuPage County, Illinois 60564

22.	Tatum Ranch	29888 N. Tatum Ranch Drive, Cave Creek, Maricopa County, Arizona 85331

EXHIBIT C

Capital Improvements

EXHIBIT 10.2

PREPARED BY AND UPON

RECORDATION RETURN TO:

Seyfarth Shaw LLP

One Peachtree Pointe, Suite 700

1545 Peachtree Street, N.E.

Atlanta, Georgia 30309-2401

Attention: Jay Wardlaw, Esq.

CNL INCOME EAGL SOUTHWEST GOLF, LLC, as grantor/trustor

(Borrower)

to

FIRST AMERICAN TITLE INSURANCE COMPANY, as trustee

(Trustee)

for the benefit of

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as beneficiary

(Lender)

DEED OF TRUST AND SECURITY AGREEMENT

(Ancala – First)

Dated:	As of January 25, 2008

Location:	11700 East Via Linda
Scottsdale, Arizona 85259

County:	Maricopa County, Arizona

i

ii

DEFINITIONS

The terms set forth below are defined in the following sections of this Instrument:

Action	Section 9.04
Additional Borrower Documents	Section 11.01(k)
Additional Borrower Subordinate Mortgages	Section 11.01(l)
Additional Borrower Subordinate Assignments	Section 11.01(m)
Additional Funds	Section 3.07(c)
Affecting the Property	Section 3.12(a)
All	Section 9.05(m)
Anti-Terrorism Regulations	Section 3.20(b)
Any	Section 9.05(m)
Assessments	Section 3.03(a)
Assignment	Recitals, Section 5(B)
Award	Section 3.08(b)
Bankruptcy Code	Recitals, Section 5(A)(ix)
Borrower	Preamble
Borrowers	Recitals, Section 1
Code	Section 2.05
Costs	Section 4.01
Damage	Section 3.07(a)
Demand	Section 9.12(n)
Deposits	Section 3.10
Documents	Section 1.02
Environmental Indemnity	Section 8.05
Environmental Law	Section 3.12(a)
Environmental Liens	Section 3.12(b)
Environmental Report	Section 3.12(a)
ERISA	Section 3.11
Event of Default	Section 6.01
Executive Order 13224	Section 2.09
First Notice	Section 3.15(b)
Flood Acts	Section 2.04(a)
Foreign Person	Section 2.05
Full Insurable Value	Section 3.06(a)
Grace Period	Section 6.01(b)
Hazardous Materials	Section 3.12(a)
Impositions	Section 3.10
Improvements	Recitals, Section 5(A)(ii)
Include, Including	Section 9.05(f)
Indemnified Parties	Section 8.02
Indemnify	Section 8.02
Individual Beneficiaries	Section 2.09
Individual Shareholders	Section 2.09
Instrument	Preamble
Insurance Premiums	Section 3.10
Investors	Section 9.06
Land	Recitals, Section 5(A)(i)
Laws	Section 3.05(c)
Lease	Section 9.05(k)

Leases	Recitals, Section 5(A)(ix)
Lender	Preamble
Lessee	Section 9.05(k)
Lessor	Section 9.05(k)
Liens	Section 3.09
Loan	Recitals, Section 4
Loan Agreement	Recitals, Section 1
Losses	Section 8.02
Master Lease	Recitals, Section 5(A)(ix)
Master Tenant	Section 3.08(d)
Microbial Matter	Section 3.12(a)
Net Proceeds	Section 3.07(d)
Note	Recitals, Section 4
Notice	Section 9.02
O & M Plan	Section 3.12(b)
Obligations	Section 1.01
OFAC	Section 2.09
OFAC Lists	Section 2.09
OFAC Violation	Section 3.20(c)
On Demand	Section 9.05(n)
Organization State	Section 2.01
Other Documents	Section 11.01(a)
Other Indebtedness	Section 11.01(b)
Other Mortgages	Section 11.01(c)
Other Notes	Section 11.01(d)
Other Obligations	Section 11.02(e)
Other Properties	Recitals, Section 2
Other Subordinate Assignments	Section 11.01(g)
Other Subordinate Mortgages	Section 11.01(h)
Owned	Section 9.05(l)
Permitted Encumbrances	Recitals, Section 5(B)
Person	Section 9.05(i)
Personal Property	Section 6.02(j)
Prepayment Premium	Section 1.01(a)
Property	Recitals, Section 5(A)
Property State	Section 2.01
Provisions	Section 9.05(j)
Rating Agency	Section 9.06
Release	Section 3.12(a)
Rent Loss Proceeds	Section 3.07(c)
Rents	Recitals, Section 5(A)(x)
Restoration	Section 3.07(a)
Second Notice	Section 3.15(b)
Securities	Section 9.06
Security Agreement	Section 7.01
SNDA	Section 3.07(c)
Subordinate Assignment	Section 11.01(i)
Subordinate Mortgage	Section 11.01(j)
Taking	Section 3.08(a)
Tenant	Recitals, Section 5(A)(vi)
Tenants	Section 9.05(k)

Transaction Taxes	Section 3.03(c)
Trustee	Preamble, Section 9.05(o)
U.C.C.	Section 2.02
Upon Demand	Section 9.05(n)
Violation	Section 3.11

DEED OF TRUST AND SECURITY AGREEMENT

(Ancala – First)

THIS DEED OF TRUST AND SECURITY AGREEMENT (Ancala – First) (this “Instrument”) is made as of the 25th day of January, 2008, by CNL INCOME EAGL SOUTHWEST GOLF, LLC, a Delaware limited liability company, having its principal office and place of business at c/o CNL Income Company, LLC, 450 South Orange Avenue, Orlando, Florida 32801, as grantor/trustor (“Borrower”), to FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation, having an address at 1 First American Way, Santa Ana, California 92707, as trustee (“Trustee”), for the benefit of THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, having an office at 2200 Ross Avenue, Suite 4900E, Dallas, Texas 75201, as beneficiary (“Lender”).

RECITALS:

1. Borrower and one or more affiliates of Borrower (collectively, “Borrowers”) have entered into that certain Collateral Loan Agreement with Lender dated of even date herewith (as the same may be amended from time to time, the “Loan Agreement”).

2. Lender has agreed to make on the date hereof certain Loans (as defined in the Loan Agreement) to each of Borrowers in the aggregate original principal amount of $140,000,000.00, evidenced by the Notes (as defined in the Loan Agreement), and secured by, among other things, (i) the Property (as hereinafter defined), and (ii) certain other properties, as identified from time to time on Exhibit B to the Loan Agreement, owned by one or more of Borrowers (collectively, the “Other Properties”).

3. Borrower desires to secure the payment and performance of all of the Obligations (as herein defined) in the time and manner set forth in the Documents (defined below); provided, however, that notwithstanding anything to the contrary contained herein, this Instrument shall not secure any obligation of Borrower relating to the Other Indebtedness, the Other Notes, the Other Documents or the Other Obligations (each as defined herein), except as expressly set forth in Article XI below.

4. Borrower, by the terms of its Promissory Note (Arizona) executed on the same date as this Instrument (“Note”) and in connection with the loan (“Loan”) from Lender to Borrower, is indebted to Lender in the principal sum of SIXTY-FOUR MILLION SEVEN HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($64,700,000.00).

5. Lender has required, as a condition to making the Loan to Borrower that Borrower execute and deliver this Instrument, and Borrower, in order to obtain the Loan, is willing to execute and deliver this Instrument.

IN CONSIDERATION of the principal sum of the Note, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower irrevocably:

A. Grants, bargains, sells, assigns, transfers, pledges, mortgages, warrants, and conveys to Trustee, for the benefit of Lender, and grants Trustee and Lender a security interest in, the following property, rights, interests and estates owned by Borrower (collectively, the “Property”):

(i) The real property in Maricopa County, Arizona and described in Exhibit A (“Land”);

(ii) All buildings, structures and improvements (including fixtures) now or later located in or on the Land (“Improvements”);

(iii) All easements, estates, and interests including hereditaments, servitudes, appurtenances, tenements, mineral and oil/gas rights, water rights, air rights, development power or rights, options, reversion and remainder rights, and any other rights owned by Borrower and relating to or usable in connection with or access to the Property;

(iv) All right, title, and interest owned by Borrower in and to all land lying within the rights-of-way, roads, or streets, open or proposed, adjoining the Land to the center line thereof, and all sidewalks, alleys, and strips and gores of land adjacent to or used in connection with the Property;

(v) All right, title, and interest of Borrower in, to, and under all plans, specifications, surveys, studies, reports, permits, licenses, agreements, contracts, instruments, books of account, insurance policies, and any other documents relating to the use, construction, occupancy, leasing, activity, or operation of the Property;

(vi) All of the fixtures and personal property described in Exhibit B owned by Borrower and replacements thereof; but excluding all personal property owned by any tenant (a “Tenant”) of the Property;

(vii) All of Borrower’s right, title and interest in the proceeds (including conversion to cash or liquidation claims) of (A) insurance relating to the Property and (B) all awards made for the taking by eminent domain (or by any proceeding or purchase in lieu thereof ) of the Property, including awards resulting from a change of any streets (whether as to grade, access, or otherwise) and for severance damages;

(viii) All tax refunds, including interest thereon, tax rebates, tax credits, and tax abatements, and the right to receive the same, which may be payable or available with respect to the Property;

(ix) All leasehold estates, ground leases, leases, subleases, licenses, or other agreements affecting the use, enjoyment or occupancy of the Property now or later existing (including any use or occupancy arrangements created pursuant to Title 7 or 11 of the United States Code, as amended from time to time, or any similar federal or state laws now or later enacted for the relief of debtors [the “Bankruptcy Code”]) and all extensions and amendments thereto (collectively, the “Leases”) and all of Borrower’s right, title and interest under the Leases, including all guaranties thereof (for all purposes under the Documents, the term “Leases” shall be deemed to include, without limitation, (A) that certain Lease Agreement dated as of November 30, 2007, by and between Borrower and the Master Tenant [defined below], (B) the Pooling Agreement [as defined in the Loan Agreement], and (C) that certain Agreement Regarding Initial Capital Investment and Improvements dated as of November 30, 2007, by and between CNL Income Partners, LP and the Master Tenant [collectively, the “Master Lease”]);

(x) All rents, issues, profits, royalties, receivables, use and occupancy charges (including all oil, gas or other mineral royalties and bonuses), income and other benefits now or later derived from any portion or use of the Property (including any payments received with respect to any Tenant or the Property pursuant to the Bankruptcy Code) and all cash, security deposits, advance rentals, or similar payments relating thereto (collectively, the “Rents”) and all proceeds from the cancellation, termination, surrender, sale or other disposition of the Leases, and the right to receive and apply the Rents to the payment of the Obligations; and

(xi) All of Borrower’s rights and privileges heretofore or hereafter otherwise arising in connection with or pertaining to the Property, including, without limiting the generality of the foregoing, all water and/or sewer capacity, all water, sewer and/or other utility deposits or prepaid fees, and/or all water and/or sewer and/or other utility tap rights or other utility rights, any right or privilege of Borrower under any loan commitment, lease, contract, declaration of covenants, restrictions and easements or like instrument, developer’s agreement, or other agreement with any third party pertaining to the ownership, development, construction, operation, maintenance, marketing, sale or use of the Property.

B. Absolutely and unconditionally assigns, sets over, and transfers to Lender all of Borrower’s right, title, interest and estates in and to the Leases and the Rents, subject to the terms and license granted to Borrower under that certain Assignment of Leases and Rents (Ancala – First) made by Borrower to Lender dated the same date as this Instrument (the “Assignment”), which document shall govern and control the provisions of this assignment.

TO HAVE AND TO HOLD the Property unto Lender and Trustee, and their successors and assigns forever, subject to the matters listed in Exhibit C (“Permitted Encumbrances”) and the provisions, terms and conditions of this Instrument.

IN TRUST, WITH POWER OF SALE, to secure payment and performance of the Obligations in the time and manner set forth in the Documents (defined below).

PROVIDED, HOWEVER, if Borrower shall pay and perform the Obligations as provided for in the Documents (defined below) and shall comply with all the provisions, terms and conditions in the Documents, these presents and the estates hereby granted (except for the obligations of Borrower set forth in Sections 3.11 and 3.12 and Article VIII hereof) shall cease, terminate and be void.

IN FURTHERANCE of the foregoing, Borrower warrants, represents, covenants and agrees as follows:

ARTICLE I - OBLIGATIONS

Section 1.01 Obligations. This Instrument is executed, acknowledged, and delivered by Borrower to secure and enforce the following obligations (collectively, the “Obligations”):

(a) Payment of all obligations, indebtedness and liabilities under the Documents including (i) the Prepayment Premium (as defined in the Note) (“Prepayment Premium”), (ii) interest at both the rate specified in the Note and at the Default Rate (as defined in the Note), if applicable and to the extent permitted by Laws (defined below), and (iii) renewals, extensions, and amendments of the Documents;

(b) Performance of every obligation, covenant, and agreement under the Documents including renewals, extensions, and amendments of the Documents; and

(c) Payment of all sums advanced (including costs and expenses) by Lender pursuant to the Documents including renewals, extensions, and amendments of the Documents.

Section 1.02 Documents. The “Documents” shall mean this Instrument, the Note, the Assignment, the Loan Agreement, and any other written agreement executed in connection with the Loan (but excluding the Loan application, the Loan commitment, and the Other Documents [as defined in Section 11.01(a) below]) and by the party against whom enforcement is sought, including those given to evidence or further secure the payment and performance of any of the Obligations, and any written renewals, extensions, and amendments of the foregoing, executed by the party against whom enforcement is sought. All of the provisions of the Documents are incorporated into this Instrument as if fully set forth in this Instrument.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender as follows:

Section 2.01 Title, Legal Status and Authority. Borrower (i) is seised of the Land and Improvements in fee simple and has good and marketable title to the Property, free and clear of all liens, charges, encumbrances, and security interests, except the Permitted Encumbrances; (ii) will forever warrant and defend its title to the Property and the validity, enforceability, and priority of the lien and security interest created by this Instrument against the claims of all persons; (iii) is a limited liability company duly organized, validly existing, and in good standing and qualified to transact business under the laws of its state of organization or incorporation (“Organization State”) and the state where the Property is located (“Property State”); and (iv) has all necessary approvals, governmental and otherwise, and full power and authority to own its properties (including the Property) and carry on its business.

Section 2.02 Validity of Documents. The execution, delivery and performance of the Documents and the borrowing evidenced by the Note (i) are within the power of Borrower; (ii) have been authorized by all requisite action; (iii) have received all necessary approvals and consents; (iv) will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under (1) any law, order or judgment of any court, governmental authority, or the governing instrument of Borrower or (2) any indenture, agreement, or other instrument to which Borrower is a party or by which it or any of its property is bound or affected; (v) will not result in the creation or imposition of any lien, charge, or encumbrance upon any of its properties or assets except for those in this Instrument; and (vi) will not require any authorization or license from, or any filing with, any governmental or other body (except for the recordation of this Instrument, the Assignment and Uniform Commercial Code (“U.C.C.”) filings). The Documents constitute legal, valid, and binding obligations of Borrower.

Section 2.03 Litigation. There is no action, suit, or proceeding, judicial, administrative, or otherwise (including any condemnation or similar proceeding), pending or, to the best knowledge of Borrower, threatened or contemplated against, or affecting, Borrower or the Property which would have a material adverse effect on either the Property or Borrower’s ability to perform its obligations.

Section 2.04 Status of Property.

(a) The Land and Improvements are not located in an area identified by the Secretary of Housing and Urban Development, or any successor, as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as each have been or may be amended, or any successor law (collectively, the “Flood Acts”) or, if located within any such area, Borrower has and will maintain the insurance prescribed in Section 3.06 below.

(b) Borrower and the Master Tenant together have (or have properly applied for and will have within eighteen (18) months after the date hereof) all necessary (i) certificates, licenses, and other approvals, governmental and otherwise, for the operation of the Property and the conduct of its business and (ii) zoning, building code, land use, environmental and other similar permits or approvals, all of which are currently in full force and effect and not subject to revocation, suspension, forfeiture, or modification. To the best of Borrower’s knowledge (after reasonable inquiry, representations and disclosures obtained from, as the context requires, American Golf Corporation, a California corporation, NGP Realty Sub, L.P., a Delaware limited partnership, Shandin Hills Golf Club, a California corporation, and/or Golf Enterprises, Inc., a Kansas corporation, as seller of the Property to Borrower and based upon the representations, warranties and covenants of the Master Tenant under the Master Lease), the Property and its use and occupancy are in compliance in all material respects with all Laws and Borrower has received no notice of any violation or potential violation of the Laws which has not been remedied or satisfied.

(c) The Property is served by all utilities (including water and sewer) required for its use.

(d) All public roads and streets necessary to serve the Property for its use have been completed, are serviceable, are legally open, and have been dedicated to and accepted by the appropriate governmental entities.

(e) The Property is free from damage caused by fire or other casualty.

(f) All costs and expenses for labor, materials, supplies, and equipment used in the construction of the Improvements have been paid in full except for the Permitted Encumbrances.

(g) Borrower owns and has paid in full for all furnishings, fixtures, and equipment (other than Tenants’ property and personal property leased by the Master Tenant) used in connection with the operation of the Property, free of all security interests, liens, or encumbrances except the Permitted Encumbrances and those created by this Instrument.

(h) The Property is assessed for real estate tax purposes as one or more wholly independent tax lot(s), separate from any adjoining land or improvements, and no other land or improvements are assessed and taxed together with the Property.

Section 2.05 Tax Status of Borrower. Borrower is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”). Borrower further represents and warrants to Lender that Borrower is not a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Code.

Section 2.06 Bankruptcy and Equivalent Value. No bankruptcy, reorganization, insolvency, liquidation, or other proceeding for the relief of debtors has been instituted by or against Borrower, any general partner of Borrower (if Borrower is a partnership), or any manager or managing member of Borrower (if Borrower is a limited liability company). Borrower has received reasonably equivalent value for granting this Instrument.

Section 2.07 Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading. There has been no adverse change in any condition, fact, circumstance, or event that would make any such information materially inaccurate, incomplete or otherwise misleading.

Section 2.08 Illegal Activity. No portion of the Property has been or will be purchased, improved, fixtured, equipped or furnished with proceeds of any illegal activity and, to the best of Borrower’s knowledge, there are no illegal activities at or on the Property.

Section 2.09 OFAC Lists. That (i) neither Borrower, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly), are named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”); provided, however, that (A) with respect to individual beneficiaries of any governmental plans or employee benefit plans holding interests in Borrower (collectively, the “Individual Beneficiaries”), the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to individual shareholders of any publicly-traded company holding an interest in Borrower (collectively, the “Individual Shareholders”), the foregoing representations and warranties are limited to Borrower’s actual knowledge; (ii) neither Borrower, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly), are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; provided, however, that (A) with respect to any Individual Beneficiaries holding interests in Borrower, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to any Individual Shareholders holding interests in Borrower, the foregoing representations and warranties are limited to Borrower’s actual knowledge; (iii) neither any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in any guarantor (whether directly or indirectly), are named on any OFAC Lists; provided, however, that (A) with respect to any Individual Beneficiaries holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to any Individual Shareholders holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge; (iv) neither any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in any guarantor (whether directly or indirectly), are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; provided, however, that (A) with respect to any Individual Beneficiaries holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to any Individual Shareholders holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge; and (v) neither Borrower nor any guarantor has knowingly conducted business with or engaged in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.

Section 2.10 Property as Single Asset. That (i) Borrower’s only assets are the Property and the other Individual Properties (as defined in the Loan Agreement) owned by Borrower (hereinafter, the “Additional Borrower Properties”) and (ii) the Property and the Additional Borrower Properties generate substantially all of the gross income of Borrower and there is no substantial business being conducted by Borrower other than the business of owning and leasing the Property and the Additional Borrower Properties and the activities incidental thereto.

ARTICLE III - COVENANTS AND AGREEMENTS

Borrower covenants and agrees with Lender as follows:

Section 3.01 Payment of Obligations. Borrower shall timely pay and cause to be performed the Obligations.

Section 3.02 Continuation of Existence. Borrower shall not (a) dissolve, terminate, or otherwise dispose of, directly, indirectly or by operation of law, all or substantially all of its assets; (b) reorganize or change its legal structure without Lender’s prior written consent, except as otherwise expressly permitted under Section 2 of the Loan Agreement; (c) change its name, address, or the name under which Borrower conducts its business without promptly notifying Lender; or (d) do anything to cause the representations in Section 2.02 to become untrue.

Section 3.03 Taxes and Other Charges.

(a) Payment of Assessments. Borrower shall pay when due (or cause to be paid when due) all taxes, liens, assessments, utility charges (public or private and including sewer fees), ground rents, maintenance charges, dues, fines, impositions, and public and other charges of any character (including penalties and interest) assessed against, or which could become a lien against, the Property (“Assessments”) and in all events prior to the date any fine, penalty, interest or charge for nonpayment may be imposed. Unless Borrower is making deposits per Section 3.10, Borrower shall provide Lender with (or cause Lender to be provided with) receipts evidencing such payments (except for income taxes, franchise taxes, ground rents, maintenance charges, and utility charges) from time to time within five (5) business days after request from Lender.

(b) Right to Contest. So long as no Event of Default (defined below) has occurred, Borrower (or Master Tenant) may, prior to delinquency and at its sole expense, contest any Assessment, but this shall not change or extend Borrower’s obligation to pay the Assessment as required above unless (i) Borrower gives Lender prior written notice of its intent to contest an Assessment; (ii) Borrower demonstrates to Lender’s reasonable satisfaction that (A) the Property will not be sold to satisfy the Assessment prior to the final determination of the legal proceedings, (B) Borrower has taken such actions as are required or permitted to accomplish a stay of any such sale, and (C) Borrower has either (1) furnished a bond or surety (satisfactory to Lender in form and amount) sufficient to prevent a sale of the Property or (2) at Lender’s option, deposited one hundred fifty percent (150%) of the full amount necessary to pay any unpaid portion of the Assessments with Lender; and (iii) such proceeding shall be permitted under any other instrument to which Borrower or the Property is subject (whether superior or inferior to this Instrument); provided, however, that the foregoing shall not restrict the contesting of any income taxes, franchise taxes, ground rents, maintenance charges, and utility charges.

(c) Documentary Stamps and Other Charges. Borrower shall pay all taxes, assessments, charges, expenses, costs and fees (including registration and recording fees and revenue, transfer, stamp, intangible, and any similar taxes) (collectively, the “Transaction Taxes”) required in connection with the making and/or recording of the Documents. If Borrower fails to pay the Transaction Taxes after demand, Lender may (but is not obligated to) pay these and Borrower shall reimburse Lender on demand for any amount so paid with interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws.

(d) Changes in Laws Regarding Taxation. If any law (i) deducts from the value of real property for the purpose of taxation any lien or encumbrance thereon, (ii) taxes deeds of trust or debts secured by deeds of trust for federal, state or local purposes or changes the manner of the collection of any such existing taxes, and/or (iii) imposes a tax, either directly or indirectly, on any of the Documents or the Obligations, Borrower shall, if permitted by law, pay such tax within the statutory period or within twenty (20) days after demand by Lender, whichever is less; provided, however, that if, in the opinion of Lender, Borrower is not permitted by law to pay such taxes, Lender shall have the option to declare the Obligations immediately due and payable (without any Prepayment Premium) upon sixty (60) days’ notice to Borrower.

Section 3.04 Defense of Title, Litigation and Rights under Documents. Borrower shall forever warrant, defend and preserve Borrower’s title to the Property, the validity, enforceability and priority of this Instrument and the lien or security interest created thereby, and any rights of Lender and/or Trustee under the Documents against the claims of all persons, and shall promptly notify Lender and Trustee of any such claims. Lender and/or Trustee (whether or not named as a party to such proceedings) is authorized and empowered (but shall not be obligated) to take such additional steps as it may reasonably deem necessary or proper for the defense of any such proceeding or the protection of the lien, security interest, validity, enforceability, or priority of this Instrument, title to the Property, or any rights of Lender and/or Trustee under the Documents, including the employment of counsel, the prosecution and/or defense of litigation, the compromise, release, or discharge of such adverse claims, the purchase of any tax title, the removal of any such liens and security interests, and any other actions Lender and/or Trustee reasonably deems necessary to protect its or their interests. Borrower authorizes Lender and/or Trustee to take any actions required to be taken by Borrower, or permitted to be taken by Lender and/or Trustee, in the Documents in the name and on behalf of Borrower. Borrower shall reimburse Lender and Trustee on demand for all actual expenses (including reasonable attorneys’ fees) incurred by it/them in connection with the foregoing and Lender’s or Trustee’s exercise of its or their rights under the Documents. All such actual expenses of Lender and/or Trustee, until reimbursed by Borrower, shall be part of the Obligations, bear interest from the date of demand at the Default Rate and shall be secured by this Instrument.

Section 3.05 Compliance With Laws and Operation and Maintenance of Property.

(a) Repair and Maintenance. Borrower will operate and maintain the Property (or cause the Master Tenant to operate and maintain the Property) in good order, repair, and operating condition. Borrower will promptly make all necessary repairs, replacements, additions, and improvements necessary to ensure that the Property shall not in any way be diminished or impaired. Borrower will not cause or allow any of the Property to be misused, wasted, or to deteriorate and Borrower will not abandon the Property. No new building, structure, or other material improvement shall be constructed on the Land nor shall any material part of the Improvements be removed, demolished, or structurally or materially altered, without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 3.05(a), a non-structural alteration or improvement which (i) is not in violation of any Lease or any applicable Law, (ii) does not change the design or character of the golf course located on the Property in any material respect, including the tees, fairways, bunkers, greens, water hazards, or other landscaping features forming a part thereof, and (iii) results in a total cost of removal, demolition and construction of not in excess of $200,000.00, shall not be deemed to be “material”.

(b) Replacement of Property. Borrower will keep the Property (or cause the Master Tenant to keep the Property) fully equipped and will replace (or cause the Master Tenant to replace) all worn out or obsolete personal property in a commercially reasonable manner with comparable fixtures or personal property. Borrower will not, without Lender’s prior written consent, remove any personal property covered by this Instrument unless the same is replaced by Borrower in a commercially reasonable manner with a comparable article (i) owned by Borrower free and clear of any lien or security interest (other than the Permitted Encumbrances and those created by this Instrument) or (ii) leased by Borrower (A) with Lender’s prior written consent or (B) if the replaced personal property was leased at the time of execution of this Instrument.

(c) Compliance with Laws. Borrower shall comply with, and shall require the Master Tenant to comply with, and shall cause the Property to be maintained, used, and operated in compliance with all (i) present and future laws, Environmental Laws (defined below), ordinances, regulations, rules, orders and requirements (including zoning and building codes) of any governmental or quasi-governmental authority or agency applicable to Borrower or the Property (collectively, the “Laws”); (ii) orders, rules, and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization, or other body exercising similar functions; (iii) duties or obligations of any kind imposed under any Permitted Encumbrance or by law, covenant, condition, agreement, or easement, public or private; and (iv) policies of insurance at any time in force with respect to the Property. If proceedings are initiated or Borrower receives notice that Borrower or the Property is not in compliance with any of the foregoing, Borrower will promptly send Lender notice and a copy of the proceeding or violation notice. Without limiting Lender’s rights and remedies under Article VI or otherwise, if Borrower or the Property is not in compliance with all Laws, Lender may impose additional requirements upon Borrower including monetary reserves or financial equivalents.

(d) Zoning and Title Matters. Borrower shall not (and shall forbid the Master Tenant from doing the same), without Lender’s prior written consent: (i) initiate or support any zoning reclassification of the Property or variance under existing zoning ordinances; (ii) modify or supplement any of the Permitted Encumbrances in any material respect; (iii) impose any restrictive covenants or encumbrances upon the Property which, in the aggregate, have a material adverse affect on the value or use or marketability of the Property; (iv) execute or file any subdivision plat affecting the Property; (v) consent to the annexation of the Property to any municipality; (vi) permit the Property to be used by the public or any person in a way that might make a claim of adverse possession or any implied dedication or easement possible; (vii) cause or consent to the Property to become a non-conforming use under zoning ordinances or cause or permit any present or future non-conforming use of the Property to be discontinued; or (viii) fail to comply with the terms of the Permitted Encumbrances.

Section 3.06 Insurance.

(a) Property and Time Element Insurance. Borrower shall keep the Property (or cause the Property to be kept) insured for the benefit of Borrower and Lender (with Lender reflected as having a mortgagee interest in real property and a Lender’s Loss Payable interest in Business Personal Property and Business Income) by (i) an “all risk” property insurance policy with a “per location” blanket limit for full replacement cost (defined below) without any coinsurance provisions or penalties, or the broadest form of coverage available, in an amount sufficient to prevent Lender from ever becoming a coinsurer under the policy or Laws, and with a deductible not to exceed Twenty-Five Thousand Dollars ($25,000.00), except that a per occurrence deductible of Fifty Thousand Dollars ($50,000) will be permitted for the peril of flood with respect to real property and business personal property and a 72-hour waiting period for business income interruption; (ii) a policy or endorsement insuring against acts of terrorism; (iii) a policy or endorsement insuring against vandalism of tees and greens with a sublimit of $2 million “per location”; (iv) a policy or endorsement providing business income insurance (including business interruption insurance, and extra expense insurance and/or rent insurance) on an actual loss sustained basis in an amount equal to at least one (1) year’s total income from the Property including all Rents plus all other pro forma annual income such as percentage rent and tenant reimbursements of fixed and operating expenses, which business interruption insurance shall also provide coverage as aforesaid for any additional hazards as may be required pursuant to the terms of this Instrument; (v) a policy or endorsement insuring against damage by flood if the Property is located in a Special Flood Hazard Area identified by the Federal Emergency Management Agency or any successor or related government agency as a 100 year flood plain currently classified as Flood Insurance Rate Map Zones “A”, “AO”, “AH”, “A1-A30”, “AE”, “A99”, “V”, “V1-V30”, and “VE” in an amount equal to the original amount of the Note; (vi) a policy or endorsement covering against damage or loss from (A) sprinkler system leakage and (B) boilers, boiler tanks, HVAC systems, heating and air-conditioning equipment, pressure vessels, auxiliary piping, and similar apparatus, in the amount reasonably required by Lender; and (vii) during the period of any construction, repair, restoration, or replacement of the Property, a standard builder’s risk policy with extended coverage in an amount at least equal to the full replacement cost of such Property, and worker’s compensation, in statutory amounts. “Full replacement cost” shall mean the one hundred percent (100%) replacement cost of the Property, without allowance for depreciation and exclusive of the cost of excavations, foundations, footings, and value of land, and shall be subject to verification by Lender. Full replacement cost will be determined, at Borrower’s expense, periodically upon policy expiration or renewal by the insurance company or an appraiser, engineer, architect, or contractor approved by said company and Lender.

(b) Liability and Other Insurance. Borrower shall maintain (or cause to be maintained) commercial general liability insurance (including liquor liability coverage) with per occurrence limits of $1,000,000, a products/completed operations limit of $2,000,000, and a general aggregate limit of $10,000,000, with an excess/umbrella liability policy of not less than $10,000,000 per occurrence and annual aggregate covering Borrower, with Lender named as an additional insured mortgagee, against claims for bodily injury or death or property damage occurring in, upon, or about the Property or any street, drive, sidewalk, curb, or passageway adjacent thereto. In addition to any other requirements, such commercial general liability and excess/umbrella liability insurance shall provide insurance against acts of liquor liability, or such coverages shall be provided by separate policies or endorsements. The insurance policies shall also include operations and blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in Section 8.02 below (but such coverage or the amount thereof shall in no way limit such indemnifications). Upon request, Borrower shall also carry additional insurance or additional amounts of insurance covering Borrower or the Property as Lender shall reasonably require.

(c) Form of Policy. All insurance required under this Section shall be fully paid for, non-assessable, and the policies shall contain such provisions, endorsements, and expiration dates as Lender shall reasonably require. The policies shall be issued by insurance companies authorized to do business in the Property State, approved by Lender, and must have and maintain a current financial strength rating of “A-, X” (or higher) from A.M. Best or equivalent (or if a rating by A.M. Best is no longer available, a similar rating from a similar or successor service). In addition, all policies shall (i) include a standard mortgagee clause, without contribution, in the name of Lender, (ii) provide that they shall not be canceled, amended, or materially altered (including reduction in the scope or limits of coverage) without at least thirty (30) days’ prior written notice to Lender except in the event of cancellation for non-payment of premium, in which case only ten (10) days’ prior written notice will be given to Lender, and (iii) include a waiver of subrogation clause substantially equivalent to the following: “The Company may require from the Insured an assignment of all rights of recovery against any party for loss to the extent that payment therefor is made by the Company, but the Company shall not acquire any rights of recovery which the Insured has expressly waived prior to loss, nor shall such waiver affect the Insured’s rights under this policy”.

(d) Original Policies. Borrower shall deliver (or cause to be delivered) to Lender (i) original or certified copies of all policies (and renewals) required under this Section and (ii) receipts evidencing payment of all premiums on such policies at least thirty (30) days prior to their expiration. If original and renewal policies are unavailable or if coverage is under a blanket policy, Borrower shall deliver (or cause to be delivered) duplicate originals, or, if unavailable, original ACORD 28 (2003/10) and ACORD 25 (2001/08) certificates (or equivalent certificates) evidencing that such policies are in full force and effect together with certified copies of the original policies.

(e) General Provisions. Borrower shall not carry (or permit the Master Tenant to carry) separate or additional insurance concurrent in form or contributing in the event of loss with that required under this Section unless endorsed in favor of Lender as per this Section and approved by Lender in all respects. In the event of foreclosure of this Instrument or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Obligations, all right, title, and interest of Borrower in and to all policies of insurance then in force regarding the Property and all proceeds payable thereunder and unearned premiums thereon shall immediately vest in the purchaser or other transferee of the Property. No approval by Lender of any insurer shall be construed to be a representation, certification, or warranty of its solvency. No approval by Lender as to the amount, type, or form of any insurance shall be construed to be a representation, certification, or warranty of its sufficiency. Borrower shall comply with (and shall cause the Master Tenant to comply with) all insurance requirements and shall not cause or permit any condition to exist which would be prohibited by any insurance requirement or would invalidate the insurance coverage on the Property.

(f) Waiver of Subrogation. A waiver of subrogation shall be obtained by Borrower (and the Master Tenant, as applicable) from its insurers and, consequently, Borrower for itself, and on behalf of its insurers, hereby waives and releases any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for any loss of or damage to Borrower, other Persons, the Property, Borrower’s property or the property of other Persons from any cause required to be insured against by the provisions of this Instrument or otherwise insured against by Borrower.

Section 3.07 Damage and Destruction of Property.

(a) Borrower’s Obligations. If any damage to, loss, or destruction of the Property occurs (any “Damage”), (i) Borrower shall promptly notify Lender and take all necessary steps to preserve any undamaged part of the Property and (ii) if the insurance proceeds are made available for Restoration (defined below) (but regardless of whether any proceeds are sufficient for Restoration), Borrower shall promptly commence and diligently pursue to completion (or shall cause the same to be promptly commenced and diligently pursued to completion) the restoration, replacement, and rebuilding of the Property as nearly as possible to its value and condition immediately prior to the Damage or a Taking (defined below) in accordance with plans and specifications approved by Lender (“Restoration”). Borrower shall comply with other reasonable requirements established by Lender to preserve the security under this Instrument.

(b) Lender’s Rights. If any Damage occurs and some or all of it is covered by insurance, then (i) Lender may, but is not obligated to, make proof of loss if not made promptly by Borrower and Lender is authorized and empowered by Borrower to settle, adjust, or compromise any claims for the Damage; (ii) each insurance company concerned is authorized and directed to make payment directly to Lender for the Damage; and (iii) Lender may apply the insurance proceeds in any order it determines (1) to reimburse Lender for all Costs (defined below) related to collection of the proceeds and (2) subject to Section 3.07(c) and at Lender’s option, to (A) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, the unpaid Obligations shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (B) the cure of any default under the Documents; or (C) the Restoration. Notwithstanding the foregoing, Borrower shall have the right to settle, adjust or compromise any claim for Damage (and to receive the proceeds thereof) if the total amount of such claim is less than $500,000, provided that Borrower promptly uses the full amount of such insurance proceeds for Restoration of the Damage and provides evidence thereof to Lender in a manner acceptable to Lender. Any insurance proceeds held by Lender shall be held without the payment of interest thereon. If Borrower receives any insurance proceeds for the Damage, Borrower shall promptly deliver the proceeds to Lender. Notwithstanding anything in this Instrument or at law or in equity to the contrary, none of the insurance proceeds paid to Lender shall be deemed trust funds and Lender may dispose of these proceeds as provided in this Section. Borrower expressly assumes all risk of loss from any Damage, whether or not insurable or insured against.

(c) Application of Proceeds to Restoration. Subject to the provisions of any Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) between Lender and the Master Tenant with respect to the Property, Lender shall make the Net Proceeds (defined below) available to Borrower for Restoration if: (i) there shall then be no Event of Default; (ii) Lender shall be satisfied that (A) Restoration can and will be completed within one (1) year after the Damage occurs and at least one (1) year prior to the maturity of the Note and (B) Leases which are terminated or terminable as a result of the Damage cover an aggregate of less than ten percent (10%) of the total rentable square footage contained in the Property at the closing of the Loan or such Tenants agree in writing to continue their Leases; (iii) Borrower shall have entered into a general construction contract acceptable in all respects to Lender for Restoration, which contract must include provision for retainage of not less than ten percent (10%) until final completion of the Restoration; and (iv) in Lender’s reasonable judgment, after Restoration has been completed, the net cash flow of the Property will be sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents. Notwithstanding any provision of this Instrument to the contrary, Lender shall not be obligated to make any portion of the Net Proceeds available for Restoration (whether as a result of Damage or a Taking) unless, at the time of the disbursement request, Lender has determined in its reasonable discretion that (y) Restoration can be completed at a cost which does not exceed the aggregate of the remaining Net Proceeds and any funds deposited with Lender by Borrower (“Additional Funds”) and (z) the aggregate of any loss of rental income insurance proceeds which the carrier has acknowledged to be payable (“Rent Loss Proceeds”) and any funds deposited with Lender by Borrower are sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents.

(d) Disbursement of Proceeds. If Lender elects or is required to make insurance proceeds or the Award (defined below), as the case may be, available for Restoration and the amount of such proceeds are $500,000 or more, Lender shall, through a disbursement procedure established by Lender, periodically make available to Borrower in installments the net amount of all insurance proceeds or the Award, as the case may be, received by Lender after deduction of all reasonable costs and expenses incurred by Lender in connection with the collection and disbursement of such proceeds (“Net Proceeds”) and, if any, the Additional Funds. The amounts periodically disbursed to Borrower shall be based upon the amounts currently due under the construction contract for Restoration and Lender’s receipt of (i) appropriate lien waivers, (ii) a certification of the percentage of Restoration completed by an architect or engineer acceptable to Lender, and (iii) title insurance protection against materialmen’s and mechanics’ liens. At Lender’s election, a disbursing agent selected by Lender shall disburse such funds, and Borrower shall pay such agent’s reasonable fees and expenses. The Net Proceeds, Rent Loss Proceeds, and any Additional Funds shall constitute additional security for the Loan and Borrower shall execute, deliver, file and/or record, at its expense, such instruments as Lender requires to grant to Lender a perfected, first-priority security interest in these funds. If the Net Proceeds are made available for Restoration and (x) Borrower refuses or fails to complete the Restoration, (y) an Event of Default occurs, or (z) the Net Proceeds or Additional Funds are not applied to Restoration, then any undisbursed portion may, at Lender’s option, be applied to the Obligations in any order of priority and any application to principal shall be deemed a voluntary prepayment subject to the Prepayment Premium.

Section 3.08 Condemnation.

(a) Borrower’s Obligations. Borrower will promptly notify Lender of any threatened or instituted proceedings for the condemnation or taking by eminent domain of the Property including any change in any street (whether as to grade, access, or otherwise) (a “Taking”). Borrower shall, at its expense, (i) diligently prosecute these proceedings, (ii) deliver to Lender copies of all papers served in connection therewith, and (iii) consult and cooperate with Lender in the handling of these proceedings. No settlement of these proceedings shall be made by Borrower without Lender’s prior written consent. Lender may participate in these proceedings (but shall not be obligated to do so) and Borrower will sign and deliver all instruments requested by Lender to permit this participation.

(b) Lender’s Rights to Proceeds. All condemnation awards, judgments, decrees, or proceeds of sale in lieu of condemnation (“Award”) are assigned, and shall be paid, to Lender. Borrower authorizes Lender to collect and receive them, to give receipts for them, to accept them in the amount received without question or appeal, and/or to appeal any judgment, decree, or award. Borrower will sign and deliver all instruments requested by Lender to permit these actions.

(c) Application of Award. Subject to the provisions of any SNDA between Lender and the Master Tenant with respect to the Property, Lender may apply any Award in any order it determines (1) to reimburse Lender for all Costs related to collection of the Award and (2) subject to Section 3.08(d) and at Lender’s option, to (A) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, the unpaid Obligations shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (B) the cure of any default under the Documents; or (C) the Restoration. If Borrower receives any Award, Borrower shall promptly deliver such Award to Lender. Notwithstanding anything in this Instrument or at law or in equity to the contrary, none of the Award paid to Lender shall be deemed trust funds and Lender may dispose of these proceeds as provided in this Section.

(d) Application of Award to Restoration. Subject to the provisions of any SNDA between Lender and the Master Tenant with respect to the Property, Lender shall permit the application of the Award to Restoration if: (i) no more than (A) twenty percent (20%) of the gross area of the Improvements or (B) ten percent (10%) of the parking spaces is affected by the Taking (and reasonable alternative parking is not available on the Property, as such Property may be augmented with additional lands or easements presently encumbered hereby), (ii) the amount of the loss does not exceed forty percent (40%) of the original amount of the Note; (iii) the Taking does not materially impair access to the Property from any public right-of-way; (iv) there is no Event of Default at the time of the Taking or the application of the Award; (v) after Restoration, the Property and its use will be in compliance with all Laws; (vi) in Lender’s reasonable judgment, Restoration is practical and can be completed within one (1) year after the Taking and at least one (1) year prior to the maturity of the Note; (vii) the Tenants listed in Exhibit D (collectively, “Master Tenant”) continue to be bound under the terms of the Leases (without abatement of rent that is not substantially covered by rent loss insurance [with Lender reflected as having a mortgagee interest in real property and a Lender’s Loss Payable interest in Business Personal Property and Business Income with respect to such rent loss insurance policy]) or agree in writing to continue their Leases without abatement of rent; (viii) Borrower shall have entered into a general construction contract acceptable in all respects to Lender for Restoration, which contract must include provision for retainage of not less than ten percent (10%) until final completion of the Restoration; and (ix) in Lender’s reasonable judgment, after Restoration has been completed the net cash flow of the Property will be sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents. Any portion of the Award that is (i) for permanent loss of value or property or (ii) in excess of the cost of any Restoration permitted above, may, in Lender’s sole discretion, be applied against the Obligations or paid to Borrower. If the Award is disbursed to Borrower under the provisions of this Section 3.08(d), then such Award shall be disbursed to Borrower in accordance with the terms and conditions of Section 3.07(d).

(e) Effect on the Obligations. Notwithstanding any Taking, Borrower shall continue to pay and perform the Obligations as provided in the Documents. Any reduction in the Obligations due to application of the Award shall take effect only upon Lender’s actual receipt and application of the Award to the Obligations. If the Property shall have been foreclosed, sold pursuant to any power of sale granted hereunder, or transferred by deed-in-lieu of foreclosure prior to Lender’s actual receipt of the Award, Lender may apply the Award received to the extent of any deficiency upon such sale and Costs incurred by Lender in connection with such sale.

Section 3.09 Liens and Liabilities. Borrower shall (or shall cause the Master Tenant to) pay, bond, or otherwise discharge all claims and demands of mechanics, materialmen, laborers, and others which, if unpaid, might result in a lien or encumbrance on the Property or the Rents (collectively, “Liens”) and Borrower shall, at its sole expense, do everything necessary to preserve the lien and security interest created by this Instrument and its priority. Nothing in the Documents shall be deemed or construed as constituting the consent or request by Lender or Trustee, express or implied, to any contractor, subcontractor, laborer, mechanic or materialman for the performance of any labor or the furnishing of any material for any improvement, construction, alteration, or repair of the Property. Borrower further agrees that neither Lender nor Trustee stands in any fiduciary relationship to Borrower. Any contributions made, directly or indirectly, to Borrower by or on behalf of any of its partners, members, principals or any party related to such parties shall be treated as equity and shall be subordinate and inferior to the rights of Lender under the Documents.

Section 3.10 Tax and Insurance Deposits. At Lender’s option (i) following an Event of Default or (ii) in the event that Borrower fails to timely deliver to Lender evidence of payment of Assessments or insurance premiums as required by Section 3.03(a) and Section 3.06(d), respectively, Borrower shall make monthly deposits (“Deposits”) with Lender equal to one-twelfth (1/12) of the annual Assessments (except for income taxes, franchise taxes, ground rents, maintenance charges and utility charges) and the premiums for insurance required under Section 3.06 (the “Insurance Premiums”) together with amounts sufficient to pay these items thirty (30) days before they are due (collectively, the “Impositions”). Lender shall estimate the amount of the Deposits until ascertainable. At that time, Borrower shall promptly deposit any deficiency. Borrower shall promptly notify Lender of any changes to the amounts, schedules and instructions for payment of the Impositions. Borrower authorizes Lender or its agent to obtain the bills for Assessments directly from the appropriate tax or governmental authority. All Deposits are pledged to Lender and shall constitute additional security for the Obligations. The Deposits shall be held by Lender without interest (except to the extent required under Laws) and may be commingled with other funds. If (i) there is no Event of Default at the time of payment, (ii) Borrower has delivered bills or invoices to Lender for the Impositions in sufficient time to pay them when due, (iii) the Deposits are sufficient to pay the Impositions or Borrower has deposited the necessary additional amount, then Lender shall pay the Impositions prior to their due date. Any Deposits remaining after payment of the Impositions shall, at Lender’s option, be credited against the Deposits required for the following year or paid to Borrower. If an Event of Default occurs, the Deposits may, at Lender’s option, be applied to the Obligations in any order of priority. Any application to principal shall be deemed a voluntary prepayment subject to the Prepayment Premium. Borrower shall not claim any credit against the principal and interest due under the Note for the Deposits. Upon an assignment or other transfer of this Instrument, Lender may pay over the Deposits in its possession to the assignee or transferee and then it shall be completely released from all liability with respect to the Deposits. Borrower shall look solely to the assignee or transferee with respect thereto. This provision shall apply to every transfer of the Deposits to a new assignee or transferee. Subject to Sections 2, 3 and 4 of the Loan Agreement, a transfer of title to the Land shall automatically transfer to the new owner the beneficial interest in the Deposits. Upon full payment and satisfaction of this Instrument or, at Lender’s option, at any prior time, the balance of the Deposits in Lender’s possession shall be paid over to the record owner of the Land and no other party shall have any right or claim to the Deposits. Lender may transfer all its duties under this Section to such servicer or financial institution as Lender may periodically designate and Borrower agrees to make the Deposits to such servicer or institution.

Section 3.11 ERISA.

(a) Borrower understands and acknowledges that, as of the date hereof, the source of funds from which Lender is extending the Loan will include one or more of the following accounts: (i) an “insurance company general account,” as that term is defined in Prohibited Transaction Class Exemption (“PTE”) 95-60 (60 Fed. Reg. 35925 (Jul. 12, 1995)), as to which Lender meets the conditions for relief in Sections I and IV of PTE 95-60; (ii) pooled and single client insurance company separate accounts, which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and (iii) one or more insurance company separate accounts maintained solely in connection with fixed contractual obligations of the insurance company, under which the amounts payable or credited to the plan are not affected in any manner by the investment performance of the separate account.

(b) Borrower represents and warrants to Lender that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not a “party in interest”, as defined in Section 3(14) of ERISA, other than as a service provider or an affiliate of a service provider, to any employee benefit plan that has invested in a separate account described in Section 3.11(a)(ii) above, from which funds have been derived to make the Loan, or if so, the execution of the Documents and making of the Loan thereunder do not constitute nonexempt prohibited transactions under ERISA; (iii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans, or if subject to such statutes, is not in violation thereof in the execution of the Documents and the making of the Loan thereunder; (iv) the assets of Borrower do not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (v) one or more of the following circumstances is true: (1) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (2) less than twenty-five percent (25%) of all equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (3) Borrower qualifies as an “operating company,” a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e), respectively.

(c) Borrower shall deliver to Lender such certifications and/or other evidence periodically requested by Lender, in its sole discretion, to verify the representations and warranties in Section 3.11(b) above. Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause this Instrument or any exercise of Lender’s rights under this Instrument to (i) constitute a non-exempt prohibited transaction under ERISA or (ii) violate ERISA or any state statute regulating governmental plans (collectively, a “Violation”), shall be an Event of Default. Notwithstanding anything in the Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Borrower or the Property (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would, in Lender’s opinion, negate Borrower’s representations in this Section or cause a Violation. At least fifteen (15) days before consummation of any of the foregoing, Borrower shall obtain from the proposed transferee or lienholder (i) a certification to Lender that the representations and warranties of this Section 3.11 will be true after consummation and (ii) an agreement to comply with this Section 3.11.

Section 3.12 Environmental Representations, Warranties, and Covenants.

(a) Environmental Representations and Warranties. Borrower represents and warrants, to the best of Borrower’s actual knowledge and based upon the environmental site assessment report of each Individual Property (the “Environmental Report”), that except as fully disclosed in the Environmental Report delivered to and approved by Lender: (i) there are no Hazardous Materials (defined below) or underground storage tanks affecting the Property (“affecting the Property” shall mean “in, on, under, stored, used or migrating to or from the Property”) except for (A) routine golf course pesticides and herbicides, cleaning, janitorial and other materials and supplies necessary to operate the Property for its current use and (B) Hazardous Materials that are (1) in compliance with Environmental Laws (defined below), (2) have all required permits, and (3) are in only the amounts necessary to operate the Property; (ii) there are no past, present or threatened Releases (defined below) of Hazardous Materials in violation of any Environmental Law affecting the Property; (iii) there is no past or present non-compliance with Environmental Laws or with permits issued pursuant thereto; (iv) Borrower does not know of, and has not received, any written or oral notice or communication from any person relating to Hazardous Materials affecting the Property; and (v) Borrower has provided to Lender, in writing, all information relating to environmental conditions affecting the Property known to Borrower or contained in Borrower’s files.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that apply to Borrower or the Property and relate to Hazardous Materials including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; Microbial Matter, infectious substances, asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” within the meaning of any Environmental Law. “Release” of any Hazardous Materials includes any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, pumping, pouring, escaping, dumping, disposing or other movement of Hazardous Materials. “Microbial Matter” shall mean the presence of fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living.

(b) Environmental Covenants. Borrower covenants and agrees that: (i) all use and operation of the Property shall be in compliance with all Environmental Laws and required permits; (ii) there shall be no Releases of Hazardous Materials affecting the Property in violation of Environmental Laws; (iii) there shall be no Hazardous Materials affecting the Property except (A) routine golf course pesticides and herbicides, cleaning and janitorial supplies, (B) in compliance with all Environmental Laws, (C) in compliance with all required permits, and (D) (1) in only the amounts necessary to operate the Property or (2) as shall have been fully disclosed to and approved by Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and encumbrances imposed by any Environmental Laws due to any act or omission by Borrower or any person (the “Environmental Liens”); (v) Borrower shall, at its sole expense, fully and expeditiously cooperate (and shall require the Master Tenant to fully and expeditiously cooperate) in all activities performed under Section 3.12(c) including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole expense, (A) perform any environmental site assessment or other investigation of environmental conditions at the Property upon Lender’s request based on Lender’s reasonable belief that the Property is not in compliance with all Environmental Laws, (B) share with Lender the results and reports and Lender and the Indemnified Parties (defined below) shall be entitled to rely on such results and reports, and (C) complete any remediation of Hazardous Materials affecting the Property or other actions required by any Environmental Laws; (vii) Borrower shall not allow any Tenant or other user of the Property to violate any Environmental Law; (viii) Borrower shall immediately notify Lender in writing after it becomes aware of (A) the presence, Release, or threatened Release of Hazardous Materials affecting the Property, (B) any non-compliance of the Property with any Environmental Laws, (C) any actual or potential Environmental Lien, (D) any required or proposed remediation of environmental conditions relating to the Property, or (E) any written communication or notice from any person relating to Hazardous Materials, or any oral communication relating to or alleging any violation or potential violation of Environmental Law, and (ix) if an Asbestos Operation and Maintenance Plan and any other Operation and Maintenance Plan (collectively, the “O&M Plan”) is in effect (or required by Lender to be implemented) at the time of the closing of the Loan, then Borrower shall, at its sole expense, implement and continue the O&M Plan (with any modifications required to comply with applicable Laws) until payment and full satisfaction of the Obligations. Any failure of Borrower to perform its obligations under this Section 3.12 shall constitute bad faith waste of the Property.

(c) Lender’s Rights. Lender and any person designated by Lender may enter the Property to assess the environmental condition of the Property and its use if Lender reasonably believes that a Release has occurred or the Property is not in compliance with all Environmental Laws, including (i) conducting any environmental assessment or audit (the scope of which shall be determined by Lender) and (ii) taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing at all reasonable times when (A) a default has occurred under the Documents, or (B) the Loan is being considered for sale (any out-of-pocket expenses incurred in connection with the entry under clause (B) only shall be at Lender’s expense). Borrower shall cooperate with and provide access to (and shall require the Master Tenant to cooperate with and provide access to) Lender and such person.

Section 3.13 Electronic Payments. Unless directed otherwise in writing by Lender, all payments due under the Documents shall be made by electronic funds transfer credit to Lender’s account at an Automated Clearing House member bank satisfactory to Lender or by similar electronic transfer process selected by Lender. Each payment due under the Documents shall be initiated by Borrower through the Automated Clearing House network (or similar electronic process) for settlement on the Due Date (as defined in the Note) for the payment. Borrower shall, at Borrower’s sole cost and expense, direct its bank in writing to make such electronic fund transfer credit (or similar electronic transfer) to Lender. Prior to each payment Due Date under the Documents, Borrower shall deposit and/or maintain sufficient funds in Borrower’s account to cover such credit. Any charges or costs, if any, by Borrower’s bank for the foregoing shall be paid by Borrower. Neither Lender nor Borrower shall change the bank account from which and to which such payments are to be made without at least thirty (30) days written notice to the other.

Section 3.14 Inspection. Borrower shall allow Lender and any person designated by Lender to enter upon the Property and conduct tests or inspect the Property at all reasonable times. Borrower shall assist Lender and such person in effecting said inspection.

Section 3.15 Records, Reports, and Audits.

(a) Records and Reports. Borrower shall maintain (or cause to be maintained) complete and accurate books and records with respect to all operations of, or transactions involving, the Property. Annually, Borrower shall furnish Lender (i) financial statements for the most current fiscal year for (i) Borrower and (ii) a balance sheet and income statement for CNL Partners (as defined in the Loan Agreement). Annually (or quarterly upon Lender’s request), Borrower shall furnish Lender (i) Borrower’s operating statements showing cash flow and capital expenditures by Borrower for the Property including income and expenses and major capital improvements; (ii) copies of paid tax receipts for the Property to the extent received from the Master Tenant; (iii) a certified rent roll including security deposits held, the expiration of the terms of the Leases, and identification and explanation of any Tenants in default; (iv) an annual property budget showing projected income and expenses; (v) an annual capital expenditures budget; and (vi) upon Lender’s request following an Event of Default, (A) a schedule showing Borrower’s tax basis in the Property, (B) the distribution of economic interests in the Property, and (C) copies of any other loan documents affecting the Property. With respect to the Master Tenant, Borrower will provide Lender those financial statements (if any) required to be provided by the Master Tenant under its Lease as and when provided to Borrower.

(b) Delivery of Reports. All of the reports, statements, and items required under this Section shall be (i) certified as being true, correct, and accurate by an authorized person, partner, or officer of the delivering party (or, at the delivering party’s option, audited by a Certified Public Accountant); (ii) satisfactory to Lender in form and substance; and (iii) delivered within (A) ninety (90) days after the end of Borrower’s fiscal year for annual reports and (B) forty-five (45) days after the end of each calendar quarter for quarterly reports. If any one report, statement, or item is not received by Lender within ten

(10) days after its due date, a late fee of Five Hundred and No/100 Dollars ($500.00) per month shall be due and payable by Borrower. If any one report, statement, or item is not received after the expiration of (y) thirty (30) days after written notice from Lender (the “First Notice”) and (z) ten (10) days after delivery of a second written notice from Lender (the “Second Notice”), which Second Notice shall not be delivered before the date that is thirty (30) days after delivery of the First Notice, Lender may immediately declare an Event of Default under the Documents. Borrower shall (i) provide Lender with such additional financial, management, or other information regarding Borrower, any general partner of Borrower, or the Property, as Lender may reasonably request and (ii) upon Lender’s request, deliver all items required by Section 3.15 in an electronic format (i.e. on computer disks) or by electronic transmission acceptable to Lender.

(c) Inspection of Records. Borrower shall allow Lender or any person designated by Lender to examine, audit, and make copies of all such books and records and all supporting data at the place where these items are located at all reasonable times after reasonable advance notice; provided that no notice shall be required after any default under the Documents. Borrower shall assist Lender in effecting such examination. Upon five (5) days’ prior notice, Lender may inspect and make copies of Borrower’s or any general partner of Borrower’s income tax returns with respect to the Property for the purpose of verifying any items referenced in this Section.

Section 3.16 Borrower’s Certificates. Within twenty (20) days after Lender’s request, Borrower shall furnish a written certification to Lender and any Investors (defined below) as to (a) the amount of the Obligations outstanding; (b) the interest rate, terms of payment, and maturity date of the Note; (c) the date to which payments have been paid under the Note; (d) whether any offsets or defenses exist against the Obligations and a detailed description of any listed; (e) whether all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications); (f) the date to which the Rents have been paid; (g) whether, to the best knowledge of Borrower, any defaults exist under the Leases and a detailed description of any listed; (h) the security deposit held by Borrower under each Lease and that such amount is the amount required under such Lease; (i) whether there are any defaults (or events which with the passage of time and/or giving of notice would constitute a default) under the Documents and a detailed description of any listed; (j) whether the Documents are in full force and effect; and (k) any other matters reasonably requested by Lender related to the Leases, the Obligations, the Property, or the Documents. For all non-residential properties and promptly upon Lender’s request (not to occur more frequently than once in any six (6) month period unless an Event of Default has occurred), Borrower shall use commercially reasonable efforts to deliver a written certification to Lender and Investors from Tenants specified by Lender that: (a) their Leases are in full force and effect; (b) there are no defaults (or events which with the passage of time and/or notice would constitute a default) under their Leases and a detailed description of any listed; (c) none of the Rents have been paid more than one month in advance; (d) there are no offsets or defenses against the Rents and a detailed description of any listed; and (e) any other matters reasonably requested by Lender related to the Leases; provided, however, that Borrower shall not have to pay money to a Tenant to obtain such certification, but it will deliver a landlord’s certification for any certification it cannot obtain.

Section 3.17 Full Performance Required; Survival of Warranties. All representations and warranties of Borrower in the Loan application or made in connection with the Loan shall survive the execution and delivery of the Documents and Borrower shall not perform any action, or permit any action to be performed, which would cause any of the warranties and representations of Borrower to become untrue in any manner.

Section 3.18 Additional Security. No other security now existing or taken later to secure the Obligations shall be affected by the execution of the Documents and all additional security shall be held as cumulative. The taking of additional security, execution of partial releases, or extension of the time for the payment obligations of Borrower shall not diminish the effect and lien of this Instrument and shall not affect the liability or obligations of any maker or guarantor. Neither the acceptance of the Documents nor their enforcement shall prejudice or affect Lender’s or Trustee’s right to realize upon or enforce any other security now or later held by Lender or Trustee. Lender and/or Trustee may enforce the Documents or any other security in such order and manner as either of them may determine in its respective discretion.

Section 3.19 Further Acts. Borrower shall take all reasonable actions necessary to (i) keep valid and effective the lien and rights of Lender and Trustee under the Documents and (ii) protect the lawful owner of the Documents. Promptly upon request by Lender or Trustee, and at Borrower’s expense, Borrower shall execute additional instruments and take such actions as Lender and/or Trustee reasonably believes are necessary or desirable to (a) maintain or grant Lender and Trustee a first-priority, perfected lien on the Property, (b) grant to Lender and Trustee, to the fullest extent permitted by Laws, the right to foreclose on, or transfer title to, the Property non-judicially, (c) correct any error or omission in the Documents, and (d) effect the intent of the Documents, including filing/recording the Documents, additional mortgages or deeds of trust, financing statements, and other instruments.

Section 3.20 Compliance With Anti-Terrorism Regulations.

(a) Borrower hereby covenants and agrees that neither Borrower nor any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower or any guarantor (whether directly or indirectly), will knowingly conduct business with or engage in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.

(b) Borrower hereby covenants and agrees that it will comply at all times with the requirements of Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 and any similar laws or regulations currently in force or hereafter enacted (collectively, the “Anti-Terrorism Regulations”).

(c) Borrower hereby covenants and agrees that if it becomes aware or receives any notice that Borrower, any guarantor or the Property, or any person or entity holding any legal or beneficial interest whatsoever (whether directly or indirectly) in Borrower, any guarantor or in the Property, is named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), Borrower will immediately (i) give notice to Lender of such OFAC Violation, and (ii) comply with all Laws applicable to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including, without limitation, the Anti-Terrorism Regulations, and Borrower hereby authorizes and consents to Lender’s taking any and all steps Lender deems necessary, in its sole discretion, to comply with all Laws applicable to any such OFAC Violation, including, without limitation, the requirements of the Anti-Terrorism Regulations (including the “freezing” and/or “blocking” of assets).

(d) Upon Lender’s request from time to time during the term of the Loan, Borrower agrees to deliver a certification confirming that the representations and warranties set forth in Section 2.09 above remain true and correct as of the date of such certificate and confirming Borrower’s and any guarantor’s compliance with this Section 3.20.

Section 3.21 Compliance with Property as Single Asset. Borrower hereby covenants and agrees that (i) during the term of the Loan, Borrower shall not own any assets in addition to the Property and the Additional Borrower Properties, (ii) the Property and each Individual Property comprising the Additional Borrower Properties shall remain as a single property or project, and (iii) during the term of the Loan, the Property and the Additional Borrower Properties shall generate substantially all of the gross income of Borrower and there shall be no substantial business being conducted by Borrower other than the business of owning and leasing the Property and the Additional Borrower Properties and the activities incidental thereto.

ARTICLE IV - ADDITIONAL ADVANCES; EXPENSES; SUBROGATION

Section 4.01 Expenses and Advances. Borrower shall pay all reasonable appraisal, recording, filing, registration, brokerage, abstract, title insurance (including premiums), title searches and examinations, surveys and similar data and assurances with respect to title, U.C.C. search, escrow, attorneys’ (both in-house staff and retained attorneys), engineers’, environmental engineers’, environmental testing, and architects’ fees, costs (including travel), expenses, and disbursements incurred by Borrower, Lender, or Trustee and reasonable fees charged by Lender and/or Trustee in connection with the granting, closing, servicing (other than routine loan servicing performed in the ordinary course of business and for the performance of which Lender is not routinely reimbursed by other borrowers in the ordinary course of Lender’s business), and enforcement of (a) the Loan and the Documents or (b) attributable to Borrower as owner of the Property. The term “Costs” shall mean any of the foregoing incurred in connection with (a) any default by Borrower under the Documents, (b) the routine (other than routine loan servicing performed in the ordinary course of business and for the performance of which Lender is not routinely reimbursed by other borrowers in the ordinary course of Lender’s business) servicing of the Loan, or (c) the exercise, enforcement, compromise, defense, litigation, or settlement of any of Lender’s and Trustee’s rights or remedies under the Documents or relating to the Loan or the Obligations. If Borrower fails to pay any amounts or perform any actions required under the Documents before the expiration of any applicable notice and cure period (including, without limitation, the Grace Period [defined below], to the extent applicable), Lender or Trustee may (but shall not be obligated to) advance sums to pay such amounts or perform such actions. Borrower grants Lender or Trustee the right to enter upon and take possession of the Property to prevent or remedy any such failure and the right to take such actions in Borrower’s name. No advance or performance shall be deemed to have cured a default by Borrower. All (a) sums advanced by or payable to Lender or Trustee per this Section or under applicable Laws, (b) except as expressly provided in the Documents, payments due under the Documents which are not paid in full when due, and (c) Costs, shall: (i) be deemed demand obligations, (ii) bear interest from the date of demand at the Default Rate until paid if not paid on demand, (iii) be part of, together with such interest, the Obligations, and (iv) be secured by the Documents. Lender or Trustee, upon making any such advance, shall also be subrogated to rights of the person receiving such advance.

Section 4.02 Subrogation. If any proceeds of the Note were used to extinguish, extend or renew any indebtedness on the Property, then, to the extent of the funds so used, (a) Lender and Trustee shall be subrogated to all rights, claims, liens, titles and interests existing on the Property held by the holder of such indebtedness and (b) these rights, claims, liens, titles and interests are not waived but rather shall (i) continue in full force and effect in favor of Lender and Trustee and (ii) are merged with the lien and security interest created by the Documents as cumulative security for the payment and performance of the Obligations.

ARTICLE V - SALE, TRANSFER, OR ENCUMBRANCE OF THE PROPERTY

Sale, transfer or encumbrance of the Property shall be governed by Sections 2, 3 and 4 of the Loan Agreement.

ARTICLE VI - DEFAULTS AND REMEDIES

Section 6.01 Events of Default. The following shall be an “Event of Default”:

(a) if Borrower fails to make any payment required under the Documents when due and such failure continues for five (5) days after written notice; provided, however, that if Lender gives one (1) notice of default within any twelve (12) month period, Borrower shall have no further right to any notice of monetary default during the next following twelve (12) month period; provided, further, however, Borrower shall have no right to any such notice upon the maturity date of the Note;

(b) except for defaults listed in the other subsections of this Section 6.01, if Borrower fails to perform or comply with any other provision contained in the Documents and the default is not cured within thirty (30) days of Lender providing written notice thereof (the “Grace Period”); provided, however, that Lender may extend the Grace Period up to an additional sixty (60) days (for a total of ninety (90) days from the date of default) if (i) Borrower immediately commences and diligently pursues the cure of such default and delivers (within the Grace Period) to Lender a written request for more time and (ii) Lender determines in good faith that (1) such default cannot be cured within the Grace Period but can be cured within ninety (90) days after the default, (2) no lien or security interest created by the Documents will be impaired prior to completion of such cure, and (3) Lender’s immediate exercise of any remedies provided hereunder or by law is not necessary for the protection or preservation of the Property or Lender’s or Trustee’s security interest;

(c) if any representation made (i) in connection with the Loan or the Obligations or (ii) in the Loan application or Documents shall be false or misleading in any material respect;

(d) if (i) any default under Section 2 of the Loan Agreement occurs, or (ii) any material default under Sections 3 or 4 of the Loan Agreement occurs;

(e) if Borrower shall (i) become insolvent, (ii) make a transfer in fraud of creditors, (iii) make an assignment for the benefit of its creditors, (iv) not be able to pay its debts as such debts become due, or (v) admit in writing its inability to pay its debts as they become due;

(f) if any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding, or any other proceedings for the relief of debtors, is instituted by or against Borrower, and, if instituted against Borrower, is allowed, consented to, or not dismissed within the earlier to occur of (i) ninety (90) days after such institution or (ii) the filing of an order for relief;

(g) if any of the events in Sections 6.01 (e) or (f) shall occur with respect to any (i) managing member of Borrower (if Borrower is a limited liability company), (ii) general partner of Borrower (if Borrower is a partnership), or (iii) guarantor of payment and/or performance of any of the Obligations;

(h) if the Property shall be taken, attached, or sequestered on execution or other process of law in any action against Borrower;

(i) if any default occurs under the Environmental Indemnity (defined below) and such default is not cured within any applicable grace period in that document;

(j) if Borrower shall fail at any time to obtain, maintain, renew, or keep in force the insurance policies required by Section 3.06 within ten (10) days after written notice;

(k) if Borrower shall be in default under any other mortgage, deed of trust, or security agreement covering any part of the Property, whether it be superior or junior in lien to this Instrument;

(l) if any claim of priority (except based upon a Permitted Encumbrance) to the Documents by title, lien, or otherwise shall be upheld by any court of competent jurisdiction or shall be consented to by Borrower;

(m) (i) the consummation by Borrower of any transaction which would cause (A) the Loan or any exercise of Lender’s rights under the Documents to constitute a non-exempt prohibited transaction under ERISA or (B) a violation of a state statute regulating governmental plans; (ii) the failure of any representation in Section 3.11 to be true and correct in all respects; or (iii) the failure of Borrower to provide Lender with the written certifications required by Section 3.11; or

(n) the consummation by Borrower of any transaction which would cause (i) an OFAC Violation; (ii) the failure of any representation in Section 2.09 to be true and correct in all respects; or (iii) the failure of Borrower to comply with the provisions of Section 3.20, unless such default is cured within the lesser of (A) fifteen (15) days after written notice of such default to Borrower or (B) the shortest cure period, if any, provided for under any Laws applicable to such matters (including, without limitation, the Anti-Terrorism Regulations).

Section 6.02 Remedies. If an Event of Default occurs, Lender, or any person designated by Lender or Lender acting by or through Trustee, may (but shall not be obligated to) take any action (separately, concurrently, cumulatively, and at any time and in any order) permitted under any Laws, without notice, demand, presentment, or protest (all of which are hereby waived), to protect and enforce Lender’s or Trustee’s rights under the Documents or Laws including the following actions to the extent permitted under applicable Laws:

(a) accelerate and declare the entire unpaid Obligations immediately due and payable, except for defaults under Section 6.01 (f), (g), or (h) which shall automatically make the Obligations immediately due and payable;

(b) judicially or otherwise, (i) completely foreclose this Instrument or (ii) partially foreclose this Instrument for any portion of the Obligations due and the lien and security interest created by this Instrument shall continue unimpaired and without loss of priority as to the remaining Obligations not yet due;

(c) sell for cash or upon credit the Property and all right, title and interest of Borrower therein and rights of redemption thereof, pursuant to power of sale;

(d) recover judgment on the Note either before, during or after any proceedings for the enforcement of the Documents and without any requirement of any action being taken to (i) realize on the Property or (ii) otherwise enforce the Documents;

(e) seek specific performance of any provisions in the Documents;

(f) apply for the appointment of a receiver, custodian, trustee, liquidator, or conservator of the Property without (i) notice to any person, (ii) regard for (A) the adequacy of the security for the Obligations or (B) the solvency of Borrower or any person liable for the payment of the Obligations; and

Borrower and any person so liable waives or shall be deemed to have waived the foregoing and any other objections to the fullest extent permitted by Laws and consents or shall be deemed to have consented to such appointment;

(g) with or without entering upon the Property, (i) exclude Borrower and any person from the Property without liability for trespass, damages, or otherwise; (ii) take possession of, and Borrower shall surrender on demand, all books, records, and accounts relating to the Property; (iii) give notice to Tenants or any person, make demand for, collect, receive, sue for, and recover in its own name all Rents and cash collateral derived from the Property; (iv) use, operate, manage, preserve, control, and otherwise deal with every aspect of the Property including (A) conducting its business, (B) insuring it, (C) making all repairs, renewals, replacements, alterations, additions, and improvements to or on it, (D) completing the construction of any Improvements in manner and form as Lender deems advisable, and (E) executing, modifying, enforcing, and terminating new and existing Leases on such terms as Lender deems advisable and evicting any Tenants in default; (v) apply the receipts from the Property to payment of the Obligations, in any order or priority determined by Lender, after first deducting all Costs, expenses, and liabilities incurred by Lender or Trustee in connection with the foregoing operations and all amounts needed to pay the Impositions and other expenses of the Property, as well as just and reasonable compensation for the services of Lender, Trustee, and their attorneys, agents, and employees; and/or (vi) in every case in connection with the foregoing, exercise all rights and powers of Borrower, or Lender or Trustee with respect to the Property, either in Borrower’s name or otherwise;

(h) release any portion of the Property for such consideration, if any, as Lender may require without, as to the remainder of the Property, impairing or affecting the lien or priority of this Instrument or improving the position of any subordinate lienholder with respect thereto, except to the extent that the Obligations shall have been actually reduced, and Lender may accept by assignment, pledge, or otherwise any other property in place thereof as Lender may require without being accountable for so doing to any other lienholder;

(i) apply any Deposits to the following items in any order and in Lender’s sole discretion: (A) the Obligations, (B) Costs, (C) advances made by Lender or Trustee under the Documents, and/or (D) Impositions;

(j) take all actions permitted under the U.C.C. of the Property State including (i) the right to take possession of all tangible and intangible personal property now or hereafter included within the Property (“Personal Property”) and take such actions as Lender or Trustee deems advisable for the care, protection and preservation of the Personal Property and (ii) request Borrower at its expense to assemble the Personal Property and make it available to Lender or Trustee at a convenient place acceptable to Lender or Trustee. Any notice of sale, disposition or other intended action by Lender or Trustee with respect to the Personal Property sent to Borrower at least ten (10) days prior to such action shall constitute commercially reasonable notice to Borrower; or

(k) take any other action permitted under any Laws.

If Lender or Trustee exercises any of its rights under Section 6.02(g), Lender and Trustee shall not (a) be deemed to have entered upon or taken possession of the Property except upon the exercise of its option to do so, evidenced by its demand and overt act for such purpose; (b) be deemed a beneficiary or mortgagee in possession by reason of such entry or taking possession; nor (c) be liable (i) to account for any action taken pursuant to such exercise other than for Rents actually received by Lender or Trustee, (ii) for any loss sustained by Borrower resulting from any failure to lease the Property, or (iii) any other act or omission of Lender or Trustee except for losses caused by Lender’s or Trustee’s willful misconduct or gross negligence. Borrower hereby consents to, ratifies, and confirms the exercise by Lender and Trustee of its or their rights under this Instrument and appoints Lender and Trustee as its attorney-in-fact, which appointment shall be deemed to be coupled with an interest and irrevocable, for such purposes.

Section 6.03 Expenses. All Costs, expenses, or other amounts paid or incurred by Lender or Trustee in the exercise of its or their rights under the Documents, together with interest thereon at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws, shall be (a) part of the Obligations, (b) secured by this Instrument, and (c) allowed and included as part of the Obligations in any foreclosure, decree for sale, power of sale, or other judgment or decree enforcing Lender’s and/or Trustee’s rights under the Documents.

Section 6.04 Rights Pertaining to Sales. To the extent permitted under (and in accordance with) any Laws, the following provisions shall, as Lender or Trustee may determine in its or their sole discretion, apply to any sales of the Property under Article VI, whether by judicial proceeding, judgment, decree, power of sale, foreclosure or otherwise: (a) Lender or Trustee may conduct a single sale of the Property or multiple sales of any part of the Property in separate tracts or in any other manner as Lender deems in its best interests and Borrower waives any right to require otherwise; (b) if Lender elects more than one sale of the Property, Lender may at its option cause the same to be conducted simultaneously or successively, on the same day or on such different days or times and in such order as Lender may deem to be in its best interests, no such sale shall terminate or otherwise affect the lien of this Instrument on any part of the Property not then sold, and Borrower shall pay the costs and expenses of each such sale (c) any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice or such sale may occur, without further notice, at the time fixed by the last postponement or a new notice of sale may be given; and (d) Lender may acquire the Property and, in lieu of paying cash, may pay by crediting against the Obligations the amount of its bid, after deducting therefrom any sums which Lender or Trustee is authorized to deduct under the provisions of the Documents. After any such sale, Trustee shall deliver to the purchaser at such sale the Trustee’s deed conveying the property so sold, but without any covenant or warranty, express or implied. The recitals in any such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any Person, including Borrower, Trustee or Lender, may purchase at such sale.

Section 6.05 Application of Proceeds. Any proceeds received from any sale or disposition under Article VI or otherwise, together with any other sums held by Lender or Trustee, shall, except as expressly provided to the contrary, be applied in the order determined by Lender to: (a) payment of all Costs and expenses of any enforcement action, or foreclosure sale, transfer of title by power of sale (including the expenses of the Trustee), or otherwise, including interest thereon at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws, (b) all taxes, Assessments, and other charges unless the Property was sold subject to these items; (c) payment of the Obligations in such order as Lender may elect; (d) payment of any other sums secured or required to be paid by Borrower under the Documents; and (e) payment of the surplus, if any, to any person lawfully entitled to receive it. Borrower and Lender intend and agree that during any period of time between any foreclosure judgment that may be obtained and the actual foreclosure sale that the foreclosure judgment will not extinguish the Documents or any rights contained therein including the obligation of Borrower to pay all Costs and to pay interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws.

Section 6.06 Additional Provisions as to Remedies. No failure, refusal, waiver, or delay by Lender or Trustee to exercise any rights under the Documents upon any default or Event of Default shall impair Lender’s or Trustee’s rights or be construed as a waiver of, or acquiescence to, such or any subsequent default or Event of Default. No recovery of any judgment by Lender or Trustee and no levy of an execution upon the Property or any other property of Borrower shall affect the lien and security interest created by this Instrument and such liens, rights, powers, and remedies shall continue unimpaired as before. Lender or Trustee may resort to any security given by this Instrument or any other security now given or hereafter existing to secure the Obligations, in whole or in part, in such portions and in such order as Lender or Trustee may deem advisable, and no such action shall be construed as a waiver of any of the liens, rights, or benefits granted hereunder. Acceptance of any payment after any Event of Default shall not be deemed a waiver or a cure of such Event of Default and such acceptance shall be deemed an acceptance on account only. If Lender or Trustee has started enforcement of any right by foreclosure, sale, entry, or otherwise and such proceeding shall be discontinued, abandoned, or determined adversely for any reason, then Borrower, Lender and Trustee shall be restored to their former positions and rights under the Documents with respect to the Property, subject to the lien and security interest hereof.

Section 6.07 Waiver of Rights and Defenses. To the fullest extent Borrower may do so under Laws, Borrower (a) will not at any time insist on, plead, claim, or take the benefit of any statute or rule of law now or later enacted providing for any appraisement, valuation, stay, extension, moratorium, redemption, or any statute of limitations; (b) for itself, its successors and assigns, and for any person ever claiming an interest in the Property (other than Lender), waives and releases all rights of redemption, reinstatement, valuation, appraisement, notice of intention to mature or declare due the whole of the Obligations, all rights to a marshaling of the assets of Borrower, including the Property, or to a sale in inverse order of alienation, in the event of foreclosure (or extinguishment by transfer of title by power of sale) of the liens and security interests created under the Documents; (c) shall not be relieved of its obligation to pay the Obligations as required in the Documents nor shall the lien or priority of the Documents be impaired by any agreement renewing, extending, or modifying the time of payment or the provisions of the Documents (including a modification of any interest rate), unless expressly released, discharged, or modified by such agreement. Regardless of consideration and without any notice to or consent by the holder of any subordinate lien, security interest, encumbrance, right, title, or interest in or to the Property, Lender may (a) release any person liable for payment of the Obligations or any portion thereof or any part of the security held for the Obligations or (b) modify any of the provisions of the Documents without impairing or affecting the Documents or the lien, security interest, or the priority of the modified Documents as security for the Obligations over any such subordinate lien, security interest, encumbrance, right, title, or interest.

ARTICLE VII - SECURITY AGREEMENT

Section 7.01 Security Agreement. This Instrument constitutes both a real property deed of trust and a “security agreement” within the meaning of the U.C.C. The Property includes real and personal property and all tangible and intangible rights and interest of Borrower in the Property. Borrower grants to Lender and Trustee, as security for the Obligations, a security interest in the Personal Property to the fullest extent that the same may be subject to the U.C.C. Borrower authorizes Lender to file any financing or continuation statements and amendments thereto relating to the Personal Property without the signature of Borrower if permitted by Laws.

ARTICLE VIII - LIMITATION ON PERSONAL LIABILITY AND INDEMNITIES

Section 8.01 Limited Recourse Liability. The provisions of Paragraph 8 and Paragraph 9 of the Note are incorporated into this Instrument as if such provisions were set forth in their entirety in this Instrument.

Section 8.02 General Indemnity. Borrower agrees that while Lender has no liability to any person in tort or otherwise as lender and that Lender is not an owner or operator of the Property, Borrower shall, at its sole expense, protect, defend, release, indemnify and hold harmless (“indemnify”) the Indemnified Parties from any Losses (defined below) imposed on, incurred by, or asserted against the Indemnified Parties, directly or indirectly, arising out of or in connection with the Property, Loan, or Documents, including Losses; provided, however, that the foregoing indemnities shall not apply to any Losses caused by the gross negligence or willful misconduct of the Indemnified Parties. The term “Losses” shall mean any claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses (including, without limitation, unrealized loss of value of the Property), Costs, expenses, fines, penalties, charges, fees, judgments, awards, and amounts paid in settlement of whatever kind including attorneys’ fees (both in-house staff and retained attorneys) and all other costs of defense. The term “Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Note, (c) any existing or prior servicer of the Loan, (d) Trustee, (e) the officers, directors, shareholders, partners, members, employees and trustees of any of the foregoing, and (f) the heirs, legal representatives, successors and assigns of each of the foregoing.

Section 8.03 Transaction Taxes Indemnity. Borrower shall, at its sole expense, indemnify the Indemnified Parties from all Losses imposed upon, incurred by, or asserted against the Indemnified Parties or the Documents relating to Transaction Taxes.

Section 8.04 ERISA Indemnity. Borrower shall, at its sole expense, indemnify the Indemnified Parties against all Losses imposed upon, incurred by, or asserted against the Indemnified Parties (a) as a result of a Violation, (b) in the investigation, defense, and settlement of a Violation, (c) as a result of a breach of the representations in Section 3.11 or default thereunder, (d) in correcting any prohibited transaction or the sale of a prohibited loan, and (e) in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion.

Section 8.05 Environmental Indemnity. Borrower and other persons, if any, have executed and delivered the Environmental and ERISA Indemnity Agreement dated the date hereof to Lender (“Environmental Indemnity”).

Section 8.06 Duty to Defend, Costs and Expenses. Upon request, whether Borrower’s obligation to indemnify Lender arises under Article VIII or in the Documents, Borrower shall defend the Indemnified Parties (in Borrower’s or the Indemnified Parties’ names) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, the Indemnified Parties may, in their sole discretion, engage their own attorneys and professionals to defend or assist them and, at their option, their attorneys shall control the resolution of any claims or proceedings. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse and/or indemnify the Indemnified Parties for all Costs imposed on, incurred by, or asserted against the Indemnified Parties by reason of any items set forth in this Article VIII and/or the enforcement or preservation of the Indemnified Parties’ rights under the Documents. Any amount payable to the Indemnified Parties under this Section shall (a) be deemed a demand obligation, (b) be part of the Obligations, (c) bear interest from the date of demand at the Default Rate until paid if not paid on demand, and (d) be secured by this Instrument.

Section 8.07 Recourse Obligation and Survival. Notwithstanding anything to the contrary in the Documents and in addition to the recourse obligations in the Note, the obligations of Borrower under Sections 8.03, 8.04, 8.05, and 8.06 shall be a full recourse obligation of Borrower, shall not be subject to any limitation on personal liability in the Documents, and shall survive (a) repayment of the Obligations, (b) any termination, satisfaction, transfer of title by power of sale, assignment or foreclosure of this Instrument, (c) the acceptance by Lender (or any nominee) of a deed in lieu of foreclosure, (d) a plan of reorganization filed under the Bankruptcy Code, or (e) the exercise by Lender of any rights in the Documents. Borrower’s obligations under Article VIII shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal by any insurance carrier to perform any obligation under any applicable insurance policy. Neither Borrower nor any of the Exculpated Parties (as defined in the Note) shall have personal liability for the obligations of Borrower under Section 8.02 above.

ARTICLE IX - ADDITIONAL PROVISIONS

Section 9.01 Usury Savings Clause. All agreements in the Documents are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid under the Documents for the use, forbearance, or detention of money exceed the highest lawful rate permitted by Laws. If, at the time of performance, fulfillment of any provision of the Documents shall involve transcending the limit of validity prescribed by Laws, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If Lender shall ever receive as interest an amount which would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and (a) shall be canceled automatically or (b) if paid, such excess shall be (i) credited against the principal amount of the Obligations to the extent permitted by Laws or (ii) rebated to Borrower if it cannot be so credited under Laws. Furthermore, all sums paid or agreed to be paid under the Documents for the use, forbearance, or detention of money shall to the extent permitted by Laws be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Obligations for so long as the Obligations are outstanding.

Section 9.02 Notices. Any notice, request, demand, consent, approval, direction, agreement, or other communication (any “notice”) required or permitted under the Documents shall be in writing and shall be validly given if sent by a nationally-recognized courier that obtains receipts, delivered personally by a courier that obtains receipts, or mailed by United States certified mail (with return receipt requested and postage prepaid) addressed to the applicable person as follows:

If to Borrower:	With a copy of notices sent to Borrower to:

CNL INCOME EAGL SOUTHWEST GOLF, LLC

c/o CNL Income Company, LLC

450 South Orange Avenue

Orlando, Florida 32801

Attention: Tammie A. Quinlan, Executive Vice

President and Chief Financial Officer and Amy E.

Sinelli, Senior Vice President and Corporate Counsel

LOWNDES, DROSDICK, DOSTER, KANTOR & REED, P.A. 215 North Eola Drive Orlando, Florida 32801 Attention: Michael Ryan, Esq. and William T. Dymond, Esq.

If to Lender:	With a copy of notices sent to Lender to:

THE PRUDENTIAL INSURANCE COMPANY

OF AMERICA

Prudential Asset Resources

2200 Ross Avenue, Suite 4900-E

(after 2/15/08; 2100 Ross Avenue, Suite 2500)

Dallas, Texas 75201

Attention: Asset Management Department

Reference Loan No. 706107705

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Prudential Asset Resources

2200 Ross Avenue, Suite 4900-E

(after 2/15/08; 2100 Ross Avenue, Suite 2500)

Dallas, Texas 75201

Attention: Legal Department

Reference Loan No. 706107705

If to Trustee:

FIRST AMERICAN TITLE INSURANCE COMPANY 1 First American Way Santa Ana, California 92707

Each notice shall be effective upon being so sent, delivered, or mailed, but the time period for response or action shall run from the date of receipt as shown on the delivery receipt. Refusal to accept delivery or the inability to deliver because of a changed address for which no notice was given shall be deemed receipt. Any party may periodically change its address for notice and specify up to two (2) additional addresses for copies by giving the other party at least ten (10) days’ prior notice.

Section 9.03 Sole Discretion of Lender. Except as otherwise expressly stated, whenever Lender’s judgment, consent, or approval is required or Lender shall have an option or election under the Documents, such judgment, the decision as to whether or not to consent to or approve the same, or the exercise of such option or election shall be in the sole and absolute discretion of Lender.

Section 9.04 Applicable Law and Submission to Jurisdiction. The Documents shall be governed by and construed in accordance with the laws of the Property State and the applicable laws of the United States of America. Without limiting Lender’s or Trustee’s right to bring any action or proceeding against Borrower or the Property relating to the Obligations (an “Action”) in the courts of other jurisdictions, Borrower irrevocably (a) submits to the jurisdiction of any state or federal court in the Property State, (b) agrees that any Action may be heard and determined in such court, and (c) waives, to the fullest extent permitted by Laws, the defense of an inconvenient forum to the maintenance of any Action in such jurisdiction.

Section 9.05 Construction of Provisions. The following rules of construction shall apply for all purposes of this Instrument unless the context otherwise requires: (a) all references to numbered Articles or Sections or to lettered Exhibits are references to the Articles and Sections hereof and the Exhibits annexed to this Instrument and such Exhibits are incorporated into this Instrument as if fully set forth in the body of this Instrument; (b) all Article, Section, and Exhibit captions are used for convenience and reference only and in no way define, limit, or in any way affect this Instrument; (c) words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa; (d) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of. this Instrument; (e) all obligations of Borrower hereunder shall be performed and satisfied by or on behalf of Borrower at Borrower’s sole expense; (f) the terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to”; (g) the terms “Property,” “Land,” “Improvements,” and “Personal Property” shall be construed as if followed by the phrase “or any part thereof”; (h) the term “Obligations” shall be construed as if followed by the phrase “or any other sums secured hereby, or any part thereof”; (i) the term “person” shall include natural persons, firms, partnerships, corporations, governmental authorities or agencies, and any other public or private legal entities; (j) the term “provisions,” when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase “terms, covenants, agreements, requirements, and/or conditions”; (k) the term “lease” shall mean “tenancy, subtenancy, lease, sublease, or rental agreement,” the term “lessor” shall mean “landlord, sublandlord, lessor, and sublessor,” and the term “Tenants” or “lessee” shall mean “tenant, subtenant, lessee, and sublessee”; (l) the term “owned” shall mean “now owned or later acquired”; (m) the terms “any” and “all” shall mean “any or all”; (n) the term “on demand” or “upon demand” shall mean “within five (5) business days after written notice”; and (o) the term “Trustee” shall mean “Trustee, its successors and assigns, and any substitute or successor Trustee of the estates, properties, powers, trusts and rights conferred upon Trustee pursuant to the Documents.”

Section 9.06 Transfer of Loan.

(a) Lender may, at any time, (i) sell, transfer or assign the Documents and any servicing rights with respect thereto or (ii) grant participations therein or issue mortgage or deed of trust pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (collectively, the “Securities”). Lender may forward to any purchaser, transferee, assignee, servicer, participant, or investor in such Securities (collectively, “Investors”), to any Rating Agency (defined below) rating such Securities and to any prospective Investor, all documents and information which Lender now has or may later acquire relating to the Obligations, Borrower, any guarantor, any indemnitor(s), the Leases, and the Property, whether furnished by Borrower, any guarantor, any indemnitor(s) or otherwise, as Lender determines advisable. Borrower, any guarantor and any indemnitor agree to cooperate with Lender, at no material expense to Borrower, in connection with any transfer made or any Securities created pursuant to this Section including the delivery of an estoppel certificate in accordance with Section 3.16 and such other documents as may be reasonably requested by Lender. Borrower shall also furnish consent of any borrower, any guarantor and any indemnitor in order to permit Lender to furnish such Investors or such prospective Investors or such Rating Agency with any and all information concerning the Property, the Leases, the financial condition of Borrower, any guarantor and any indemnitor, as may be reasonably requested by Lender, any Investor, any prospective Investor or any Rating Agency and which may be complied with without undue expense. “Rating Agency” shall mean any one or more credit rating agencies approved by Lender.

(b) Borrower agrees that upon any assignment or transfer of the Documents by Lender to any third party, Lender shall have no obligations or liabilities under the Documents, such third party shall be substituted as the lender under the Documents for all purposes and Borrower shall look solely to such third party for the performance of any obligations under the Documents or with respect to the Loan.

Section 9.07 Miscellaneous. If any provision of the Documents shall be held to be invalid, illegal, or unenforceable in any respect, this shall not affect any other provisions of the Documents and such provision shall be limited and construed as if it were not in the Documents. If title to the Property becomes vested in any person other than Borrower, Lender and Trustee may, without notice to Borrower, deal with such person regarding the Documents or the Obligations in the same manner as with Borrower without in any way vitiating or discharging Borrower’s liability under the Documents or being deemed to have consented to the vesting. If both the lessor’s and lessee’s interest under any Lease ever becomes vested in any one person, this Instrument and the lien and security interest created hereby shall not be destroyed or terminated by the application of the doctrine of merger and Lender and Trustee shall continue to have and enjoy all its rights and privileges as to each separate estate. Upon foreclosure (or transfer of title by power of sale) of this Instrument, none of the Leases shall be destroyed or terminated as a result of such foreclosure (or sale), by application of the doctrine of merger or as a matter of law, unless Lender or Trustee takes all actions required by law to terminate the Leases as a result of foreclosure or sale. All of Borrower’s covenants and agreements under the Documents shall run with the land and time is of the essence. Borrower appoints Lender as its attorney-in-fact, which appointment is irrevocable and shall be deemed to be coupled with an interest, with respect to the execution, acknowledgment, delivery, filing or recording for and in the name of Borrower of any of the documents listed in Sections 3.04, 3.19, 4.01 and 6.02. The Documents cannot be amended, terminated, or discharged except in a writing signed by the party against whom enforcement is sought. No waiver, release, or other forbearance by Lender will be effective unless it is in a writing signed by Lender and then only to the extent expressly stated. The provisions of the Documents shall be binding upon Borrower and its heirs, devisees, representatives, successors, and assigns including successors in interest to the Property and inure to the benefit of Lender and Trustee and its or their heirs, successors, substitutes, and assigns. Where two or more persons have executed the Documents, the obligations of such persons shall be joint and several, except to the extent the context clearly indicates otherwise. The Documents may be executed in any number of counterparts with the same effect as if all parties had executed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Document which is not of public record, and, in the case of any mutilation, upon surrender and cancellation of the Document, Borrower will issue, in lieu thereof, a replacement Document, dated the date of the lost, stolen, destroyed or mutilated Document containing the same provisions. Any reviews, inspections, reports, approvals or similar items conducted, made or produced by or on behalf of Lender with respect to Borrower, the Property or the Loan are for loan underwriting and servicing purposes only, and shall not constitute an acknowledgment, representation or warranty of the accuracy thereof, or an assumption of liability with respect to Borrower, Borrower’s contractors, architects, engineers, employees, agents or invitees, present or future tenants, occupants or owners of the Property, or any other party.

Section 9.08 Entire Agreement. Except as provided in Section 3.17, (a) the Documents constitute the entire understanding and agreement between Borrower, Lender and Trustee with respect to the Loan and supersede all prior written or oral understandings and agreements with respect to the Loan including the Loan application and Loan commitment and (b) Borrower is not relying on any representations or warranties of Lender except as expressly set forth in the Documents.

Section 9.09 Concerning the Trustee. By recording a written substitution in the county where the Property is located or by any other means permitted by Laws, Lender may (a) remove Trustee or any successor Trustee at any time (or times) without notice or cause and (b) replace any Trustee who dies or resigns. To the extent permitted by Laws, Trustee waives any statutory fee for its services and agrees to accept reasonable compensation in lieu thereof. Trustee may resign upon thirty (30) days notice to Lender and Borrower. If more than one person is appointed Trustee, all rights granted to Trustee under this Instrument may be exercised by any of them, without the others, with the same effect as if exercised by all of them jointly. In addition to exercising all rights set forth in this Instrument, Trustee may exercise all rights under Laws.

Section 9.10 WAIVER OF TRIAL BY JURY. EACH OF BORROWER AND LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE DOCUMENTS, OR ANY ALLEGED ACTS OR OMISSIONS OF LENDER OR BORROWER IN CONNECTION THEREWITH.

ARTICLE X - LOCAL LAW PROVISIONS

Section 10.01 Reconveyance by Lender. If all of the Obligations be paid, then in that event only, Lender shall reconvey, without warranty, the Property then held hereunder, at which time all rights under this Instrument, except for those provisions hereof which by their terms are to survive, shall terminate and the Property shall become wholly clear of the liens, security interests, conveyances and assignments evidenced hereby. The grantee in such reconveyance may be described as “the person or persons legally entitled thereto.” All costs and expenses associated with the release and reconveyance of this Instrument shall be borne by Borrower. No release of this Instrument or the lien hereof shall be valid unless executed by Lender.

Section 10.02 Waiver by Borrower. Borrower waives any rights or defenses under Arizona Revised Statutes Sections 12-1641 through 12-1646, inclusive, and Section 33-814, and under Rule 17(f) of the Arizona Rules of Civil Procedure.

(a) Section 1.01 is hereby amended to add the following sentence at the end of such section:

“The total amount of the indebtedness, including future advances, secured hereby may increase or decrease from time to time.”

(b) Section 3.12(a) is hereby amended to include the following within the defined terms “Environmental Law” and “Environmental Laws”: the Arizona Environmental Quality Act (Title 49, Arizona Revised Statutes) and all corresponding state laws and ordinances, the applicable provisions of the Arizona Administrative Code, and the regulations and guidelines promulgated under the foregoing.

(c) Section 3.12(a) is hereby amended to include the following within the meaning of the defined term “Hazardous Materials”: any substance included within the definition of “waste” pursuant to the Arizona Environmental Quality Act or any other Environmental Law promulgated in the State of Arizona.

(d) The following is hereby inserted in substitution for the existing Section 6.04:

“Section 6.04 Rights Pertaining to Sales.

(a) Should Lender have elected to accelerate the indebtedness secured hereby, Lender may initiate foreclosure of the Property by requesting the Trustee to effectuate a non-judicial foreclosure sale. The Trustee of this Instrument shall then sell, or offer for sale, the Property at public sale to the highest bidder in accordance with the laws of the State of Arizona then in force and governing said sales of real property and improvements under powers conferred by deeds of trust. Lender shall have the right to become the purchaser at any sale held by any Trustee or substitute or successor Trustee. Any Lender purchasing at any such sale shall have the right to credit the secured indebtedness owing to such Lender upon the amount of its bid entered at such sale to the extent necessary to satisfy such bid. Said Trustee may appoint an agent or attorney instead as Trustee to conduct such sale as hereinbefore provided. Borrower authorizes and empowers the Trustee to sell the Property, in lots or parcels or as a whole, and to execute and deliver to the purchaser or purchasers thereof good and sufficient deeds of conveyance thereto of the estate of title then existing on the Property. Borrower binds himself/itself to warrant and forever defend the title of such purchaser or purchasers when so made by the Trustee, and agrees to accept proceeds of said sale, if any, which are payable to Borrower.

(b) In the event of a judicial sale pursuant to a foreclosure decree, it is understood and agreed that Lender or its assigns may become the purchaser of the Property or any part thereof.

(c) Lender may, by following the procedures and satisfying the requirements prescribed by applicable law, foreclose on only a portion of the Property and, in such event, said foreclosure shall not affect the lien of this Instrument on the remaining portion of the Property subject to such lien.”

(e) Section 6.06 is hereby amended to add the following sentence at the end of such section:

“Lender’s taking action to protect or preserve the Property or the lien or security interest created hereby on the Property, or receiving insurance proceeds, condemnation awards or damages, or rents, profits or other income from the Property, shall not waive or cure any default or impair any right or remedy available to Lender.”

(f) Section 8.02 is hereby amended to provide that Borrower’s indemnification obligations shall include any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses incurred as a result of Lender’s ordinary (but not gross) negligence.

(g) The following is hereby inserted in substitution for the existing Section 9.09:

“Section 9.09 Successor Trustees. Trustee may resign by the giving of notice in writing to Beneficiary of such resignation, in accordance with the laws of the State of Arizona then in effect governing the resignation of a person appointed a trustee under a deed of trust. If Trustee shall die, resign, or become disqualified from acting in the execution of this trust, or if, for any reason, Lender shall prefer to appoint a substitute trustee or multiple substitute trustees, or successive substitute trustees or successive multiple substitute trustees, to act instead of the aforenamed Trustee, Lender shall have full power to appoint a substitute trustee (or, if preferred, multiple substitute trustees) in succession who shall succeed (and if multiple substitute trustees are appointed, each of such multiple substitute trustees shall succeed) to all the estates, rights, powers, and duties of the aforenamed Trustee. Such appointment may be executed by any agent of Lender as authorized in writing, and if such Lender be a corporation and such appointment be executed in its behalf by any officer of such corporation, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of the corporation. Such appointment shall be effected by an instrument duly executed, acknowledged and recorded among the land records in the jurisdictions where this Instrument is recorded, subject to the laws of the applicable jurisdiction. Thereupon, such successor trustee or trustees, without further act, deed or conveyance, shall become vested with all estates, property, title, rights, powers, privileges, discretions, trusts, duties and obligations of his or their predecessors in the trust hereunder, with like effect as if originally named as Trustee or Trustees hereunder. Exercise of the power to substitute Trustees, no matter how often, shall not be an exhaustion thereof.”

ARTICLE XI - SPECIAL PROVISIONS

Section 11.01 Other Definitions. As used in this Instrument, the following terms shall have the following meanings:

(a) Other Documents: The Other Notes, the Loan Agreement (as it relates to the Other Indebtedness), the Subordinate Mortgage, the Other Subordinate Mortgages, the Subordinate Assignment, the Other Subordinate Assignments, the Additional Borrower Documents and all other documents evidencing, securing or relating to the payment of the Other Indebtedness or performance of the Other Obligations.

(b) Other Indebtedness: The loans from Lender to Borrowers evidenced by the Other Notes.

(c) Other Mortgages: Those certain other deeds of trust, mortgages and deeds to secure debt of even date with this Instrument, executed by one or more of Borrowers, for the benefit of Lender, securing the Other Obligations and encumbering the Other Properties.

(d) Other Notes: Collectively, all of the promissory notes defined and identified from time to time in the Loan Agreement as the “Notes,” with the exception of that certain promissory note defined herein as the “Note,” as the same are amended, renewed, extended, supplemented, restated or otherwise modified from time to time in accordance with the provisions of the Loan Agreement or such promissory note.

(e) Other Obligations: Any and all covenants, promises, and other obligations (including payment of the Other Indebtedness) made or owing by Borrowers to or due to Lender under and/or as set forth in the Other Documents, and all of the material covenants, promises, and other material obligations made or owing by Borrowers to each and every other Person relating to the Property, exclusive of the Obligations.

(f) Other Properties: As defined in Recitals, Section 2.

(g) Other Subordinate Assignments: Those certain other second priority assignments of leases and rents of even date with this Instrument executed by one or more of Borrowers, for the benefit of Lender, securing the Other Obligations.

(h) Other Subordinate Mortgages: Those certain other second priority deeds of trust, mortgages and deeds to secure debt of even date with this Instrument, executed by one or more of Borrowers, for the benefit of Lender, securing the Other Obligations.

(i) Subordinate Assignment: The Assignment of Leases and Rents (Ancala – Second) of even date with this Instrument, executed by Borrower, for the benefit of Lender securing the Other Obligations.

(j) Subordinate Mortgage: The Deed of Trust and Security Agreement (Ancala – Second) of even date with this Instrument, executed by Borrower, for the benefit of Lender, securing the Other Obligations.

(k) Additional Borrower Documents: The Additional Borrower Subordinate Mortgages, the Additional Borrower Subordinate Assignments, and all other documents executed by Borrower evidencing, securing or relating to the payment of the Other Indebtedness or performance of the Other Obligations.

(l) Additional Borrower Subordinate Mortgages: Those certain second-priority deeds of trust, mortgages, deeds to secure debt, and indemnity deeds of trust of even date with this Instrument encumbering the Additional Borrower Properties, executed by Borrower, for the benefit of Lender, securing the Other Obligations.

(m) Additional Borrower Subordinate Assignments: Those certain second-priority assignments of leases and rents of even date with this Instrument encumbering the Additional Borrower Properties, executed by Borrower, for the benefit of Lender, securing the Other Obligations.

Section 11.02 Cross Default and Notice Provisions. Any Event of Default under any of the Other Documents shall constitute, at Lender’s option, an Event of Default under the Documents. Any Event of Default under any of the Documents shall constitute, at Lender’s option, an Event of Default under the Other Documents. In the event of a default under any of the Documents or any of the Other Documents, Borrower hereby acknowledges and agrees that: (A) Lender shall only be obligated to send one (1) notice of default to any one of Borrowers; and (B) said notice shall be deemed notice to all Borrowers under all of the Documents and all of the Other Documents.

Section 11.03 Application of Funds. At any time that Lender has the right or option hereunder to apply any funds in its possession (to the extent permitted by applicable Laws) to the Obligations following the occurrence of an Event of Default under any of the Documents or under the Other Documents, Lender shall be entitled to apply such amounts (to the extent permitted by applicable law) to the Note or any of the Other Notes, regardless of whether under the term of such note(s) such amounts are then due and payable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Instrument as of the day first set forth above.

BORROWER: CNL INCOME EAGL SOUTHWEST GOLF, LLC, a Delaware limited liability company

By:	/s/ Amy Sinelli [SEAL]
Name:	Amy Sinelli
Title:	Senior Vice President

STATE OF GEORGIA	)

COUNTY OF FULTON	)

The foregoing instrument was acknowledged before me this 23rd of January, 2008 by Amy Sinelli, the Senior Vice President of CNL INCOME EAGL SOUTHWEST GOLF, LLC, a Delaware limited liability company, on behalf of said limited liability company.

[Notary Seal]	/s/ Darlene S. Nutter
Signature of Notary Public

/s/ Darlene S. Nutter
Printed Name of Notary Public

My commission expires:	[SEAL]

Exhibit A

LEGAL DESCRIPTION OF LAND

Exhibit B

DESCRIPTION OF PERSONAL PROPERTY SECURITY

All of Borrower’s right, title and interest in, to and under the following:

1. All machinery, apparatus, goods, equipment, materials, fittings, fixtures, chattels, and tangible personal property, and all appurtenances and additions thereto and betterments, renewals, substitutions, and replacements thereof, owned by Borrower, wherever situate, and now or hereafter located on, attached to, contained in, or used or usable in connection with the real property described in Exhibit A attached hereto and incorporated herein (the “Land”), and all improvements located thereon (the “Improvements”) or placed on any part thereof, though not attached thereto, including all screens, awnings, shades, blinds, curtains, draperies, carpets, rugs, furniture and furnishings, heating, electrical, lighting, plumbing, ventilating, air-conditioning, refrigerating, incinerating and/or compacting plants, systems, fixtures and equipment, elevators, hoists, stoves, ranges, vacuum and other cleaning systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, motors, machinery, pipes, ducts, conduits, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, equipment, fittings, and fixtures.

2. All funds, accounts, deposits, instruments, documents, contract rights, general intangibles, notes, and chattel paper arising from or by virtue of any transaction related to the Land, the Improvements, or any of the personal property described in this Exhibit B.

3. All permits, licenses, franchises, certificates, and other rights and privileges now held or hereafter acquired by Borrower in connection with the Land, the Improvements, or any of the personal property described in this Exhibit B.

4. All right, title, and interest of Borrower in and to the name and style by which the Land and/or the Improvements is known, including trademarks and trade names relating thereto.

5. All right, title, and interest of Borrower in, to, and under all plans, specifications, maps, surveys, reports, permits, licenses, architectural, engineering and construction contracts, books of account, insurance policies, and other documents of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale, or operation of the Land and/or the Improvements.

6. All interests, estates, or other claims or demands, in law and in equity, which Borrower now has or may hereafter acquire in the Land, the Improvements, or the personal property described in this Exhibit B.

7. All right, title, and interest owned by Borrower in and to all options to purchase or lease the Land, the Improvements, or any other personal property described in this Exhibit B, or any portion thereof or interest therein, and in and to any greater estate in the Land, the Improvements, or any of the personal property described in this Exhibit B.

8. All of the estate, interest, right, title, other claim or demand, both in law and in equity, including claims or demands with respect to the proceeds of insurance relating thereto, which Borrower now has or may hereafter acquire in the Land, the Improvements, or any of the personal property described in this Exhibit B, or any portion thereof or interest therein, and any and all awards made for the taking by eminent domain, or by any proceeding or purchase in lieu thereof, of the whole or any part of such property, including without limitation, any award resulting from a change of any streets (whether as to grade, access, or otherwise) and any award for severance damages.

9. All right, title, and interest of Borrower in and to all contracts, permits, certificates, licenses, approvals, utility deposits, utility capacity, and utility rights issued, granted, agreed upon, or otherwise provided by any governmental or private authority, person or entity relating to the ownership, development, construction, operation, maintenance, marketing, sale, or use of the Land and/or the Improvements, including all of Borrower’s rights and privileges hereto or hereafter otherwise arising in connection with or pertaining to the Land and/or the Improvements, including, without limiting the generality of the foregoing, all water and/or sewer capacity, all water, sewer and/or other utility deposits or prepaid fees, and/or all water and/or sewer and/or other utility tap rights or other utility rights, any right or privilege of Borrower under any loan commitment, lease, contract, declaration of covenants, restrictions and easements or like instrument, developer’s agreement, or other agreement with any third party pertaining to the ownership, development, construction, operation, maintenance, marketing, sale, or use of the Land and/or the Improvements.

AND ALL PROCEEDS AND PRODUCTS OF THE FOREGOING PERSONAL PROPERTY DESCRIBED IN THIS EXHIBIT B.

A PORTION OF THE ABOVE DESCRIBED GOODS ARE OR ARE TO BE AFFIXED TO THE REAL PROPERTY DESCRIBED IN EXHIBIT A.

BORROWER IS THE RECORD TITLE HOLDER AND OWNER OF THE REAL PROPERTY DESCRIBED IN EXHIBIT A.

ALL TERMS USED IN THIS EXHIBIT B (AND NOT OTHERWISE DEFINED IN THIS EXHIBIT B) SHALL HAVE THE MEANING, IF ANY, ASCRIBED TO SUCH TERM UNDER THE UNIFORM COMMERCIAL CODE AS ADOPTED AND IN FORCE IN THE JURISDICTION IN WHICH THIS FINANCING STATEMENT HAS BEEN FILED/RECORDED (THE “U.C.C.”).

WITH RESPECT TO ANY FINANCING STATEMENT TO WHICH THIS EXHIBIT B IS ATTACHED, THE TERM “BORROWER” SHALL MEAN “DEBTOR” AS SUCH TERM IS DEFINED IN THE CODE.

Exhibit C

PERMITTED ENCUMBRANCES

Exhibit D

LIST OF MASTER TENANTS

The following Tenants, their successors, assigns and replacements:

Evergreen Alliance Golf Limited, L.P.

EXHIBIT 10.3

CNL Income Properties, Inc.

Schedule of Omitted Agreements

The following lease agreements have not been filed as exhibits to this 8-K pursuant to Instruction 2 of Item 601 of Regulation S-K:

1.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL West Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Arrowhead Golf Club, Littleton, Colorado).

2.	Mortgage and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Midwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Deer Creek Golf Club, Overland Park, Kansas).

3.	Mortgage and Security Agreement dated as of January 25, 2008 by CNL Income EAGL North Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Eagle Brook Country Club, Geneva, Illinois).

4.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Mideast Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Hunt Valley Golf Club, Phoenix, Maryland).

5.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Legend at Arrowhead Golf Resort, Glendale, Arizona).

6.	Mortgage and Security Agreement dated as of January 25, 2008 by CNL Income EAGL North Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Majestic Oaks Golf Club, Ham Lake, Minnesota).

7.	Mortgage and Security Agreement dated as of January 25, 2008 by CNL Income EAGL North Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Mission Hills Country Club, Northbrook, Illinois).

8.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL West Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Painted Desert Golf Club, Las Vegas, Nevada).

9.	Mortgage and Security Agreement dated as of January 25, 2008 by CNL Income EAGL North Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Ruffled Feathers Golf Club, Lemont, Illinois).

10.	Fee and Leasehold Deed of Trust dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Stonecreek Golf Club, Phoenix, Arizona).

11.	Mortgage and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Midwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Tallgrass Country Club, Wichita, Kansas).

12.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Tatum Ranch Golf Club, Cave Creek, Arizona).

13.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Arrowhead Country Club, Glendale, Arizona).

14.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Continental Golf Course, Scottsdale, Arizona).

15.	Fee and Leasehold Deed of Trust dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Desert Lakes Golf Course, Bullhead City, Arizona).

16.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Foothills Golf Club, Phoenix, Arizona).

17.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Kokopelli Golf Club, Gilbert, Arizona).

18.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, as Landlord, Borrower, to The Prudential Insurance Company of America, Lender (London Bridge Golf Course, Lake Havasu, Arizona).

19.	Mortgage and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Midwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Meadowbrook Golf & Country Club, Tulsa, Oklahoma).

20.	Deed of Trust and Security Agreement dated as of January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Superstition Springs Golf Club, Mesa, Arizona).

21.	Mortgage and Security Agreement dated as of January 25, 2008 by CNL Income EAGL North Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Tamarack Golf Club Naperville, Illinois).